SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------
                                 SCHEDULE 13D*
                                (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                       Universal Compression Holdings, Inc.
                               (Name of Issuer)

                  Common Stock, par value $0.01 per share
                        (Title of Class of Securities)

                                  913431-10-2
                                (CUSIP Number)

                              Andre Weiss, Esq.
                          Schulte Roth & Zabel, LLP
                         900 Third Avenue, 19th Floor
                           New York, New York 10022
                                (212) 756-2000
                 (Name, address and telephone number of person
              authorized to receive notices and communications)

                                 May 30, 2000
            (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
                        (Continued on following pages)
                           (Page 1 of 130 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  913431-10-2                13D                  Page 2 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS  Castle Harlan Partners III, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **  00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        5,111,247

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   2,936,718
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   2,936,718

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             22.2%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 3 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS          Castle Harlan, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          136,364

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        5,208,468

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     136,364

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   3,033,939
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           136,364

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            1.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 4 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           John K. Castle
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          302,438

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        5,427,611

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   3,200,929
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           155,813

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)              1.2%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 5 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Castle Harlan Partners III, G.P., Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        5,208,468

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   3,033,939
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           3,033,939

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             22.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 6 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Castle Harlan Associates III, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        5,208,468

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   3,033,939
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON           3,033,939

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            22.9%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 7 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS          William M. Pruellage
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     167

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   167

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 8 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Sylvia Rosen
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     334

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   334

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                  Page 9 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Howard Weiss
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     1,337

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   1,337

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 10 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Marc A. Weiss 1994 Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   New York

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     334

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   334

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 11 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS            Michael D. Weiss 1994 Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   New York

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     334

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   334

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 12 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Marcel Fournier
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   France

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     1,337

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   1,337

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 13 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           Branford Castle Holdings, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   OO

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     19,449

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   19,449

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 14 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS            Leonard M. Harlan
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     9,720

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   9,720

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [X]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 15 of 130 Pages
-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSONS Castle Harlan Offshore Partners III, L.P. I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     48,142

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   48,142

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.4%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 16 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        Castle Harlan Affiliates III, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     49,079

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   49,079

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            0.4%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 17 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS         Frogmore Forum Family Fund, LLC
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     11,177

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   11,177

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 18 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS  Mellon Bank, N.A., as Trustee for the
                                     Bell Atlantic Master Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   New York

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER     0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269 (See Item 5)

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269 (See Item 5)
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269 (See Item 5)

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   EP

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 19 of 130 Pages
-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSONS Bell Atlantic Asset Management Company I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER     0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269 (See Item 5)

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269 (See Item 5)
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269  (See Item 5)

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO/IA

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 20 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        First Union Capital Partners, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION    Virginia

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 21 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        First Union Corporation
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION    North Carolina

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   HC

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 22 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS        First Union National Bank
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION    National Association

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)            4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   BK

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 23 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, SBIC, L.P.
          I.R.S. IDENTIFICATION NOS.  (f/k/a BT Capital Partners, Inc.)
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   WC

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 24 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS                    Taunus Corporation
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 25 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, Inc.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   CO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 26 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, L.P.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   PN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 27 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS           DB Capital Partners, L.L.C.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   N/A

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   0

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   535,269
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 28 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   State Street Bank and Trust Company, as
                                      Trustee of DuPont Pension Trust
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Massachusetts

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   535,269

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     535,269

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   535,269

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             4.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   OO

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 29 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Brown University Third Century Fund
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   Rhode Island

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER   0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER   33,453

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER   33,453

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   33,453

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.3%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   00

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 30 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      William J. Lovejoy
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   OO

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     334

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   334

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 31 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Jeffrey M. Siegal
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     3,344

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   3,344

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 32 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      David H. Chow
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     10,035

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   10,035

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.1%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 33 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS      Samuel Urcis
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     219,698

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   219,698

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             1.7%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 34 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   John Peter Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     33,453

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   33,453

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.3%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 35 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Cliffe Floyd Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     6,689

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   6,689

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 36 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Gary Lee Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     6,689

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   6,689

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 37 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   John Peter Laborde, Jr.
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     6,689

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   6,689

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 38 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   John Tracy Laborde
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     6,689

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   6,689

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 39 of 130 Pages
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS   Mary Adrienne Laborde Parsons
          I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS **   00

-----------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION   United States

-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER        0

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER     6,689

REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER   0
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON   6,689

-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)             0.0%
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON **   IN

-----------------------------------------------------------------------------
** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  913431-10-2                13D                 Page 40 of 130 Pages

Item 1.  Security and Issuer.
         -------------------

     This statement relates to the Common Stock, par value $0.01 per share (the "Shares"), issued by Universal Compression Holdings, Inc. (the "Issuer"), a Delaware corporation, whose principal executive offices are located at 4440 Brittmoore Road, Houston, Texas 77041.

Item 2.  Identity and Background.
         -----------------------

         (a)  This Schedule is filed on behalf of:

              (i) Mellon Bank, N.A., as Trustee for the Bell Atlantic Master Trust ("Bell Atlantic"), a Delaware corporation, with respect to the Shares owned by it;

              (ii) Bell Atlantic Asset Management Company, a wholly-owned subsidiary of Bell Atlantic Corporation and an investment manager to Bell Atlantic ("BAAMCO"), in connection with the shares owned by Bell Atlantic;

              (iii) First Union Capital Partners, Inc. ("FUCP"), a Virginia corporation, with respect to the Shares owned by it;

              (iv) First Union National Bank ("FUNB"), a National Association, with respect to the Shares beneficially owned indirectly by it through its direct ownership of FUCP;

              (v) First Union Corporation ("FTU"), a North Carolina corporation, with respect to the Shares beneficially owned indirectly by it through its indirect ownership of FUCP;

              (vi) Taunus Corporation ("Taunus"), a corporation organized under the laws of the State of Delaware, DB Capital Partners, Inc. ("DBCP Inc."), a corporation organized under the laws of the State of Delaware, DB Capital Partners, L.P. ("DBCP L.P."), a limited partnership organized under the laws of the State of Delaware, DB Capital Partners, L.L.C. ("DBCP L.L.C"), a limited liability company filed under the laws of the State of Delaware and DB Capital Partners SBIC, L.P. ("DBCP SBIC"), a limited partnership organized under the laws of the State of Delaware in connection with respect to the shares owned directly by DBCP SBIC;

              (vii) State Street Bank and Trust Company, as Trustee of Du Pont Pension Trust ("DuPont"), with respect to the Shares owned by it;

              (viii) Brown University Third Century Fund ("Brown"), with respect to the Shares owned by it;

CUSIP No.  913431-10-2                13D                 Page 41 of 130 Pages

              (ix) Castle Harlan Partners III, L.P. ("CHP III"), a Delaware limited partnership, in connection with Shares owned directly by it and Shares owned directly by Bell Atlantic, First Union, DB, DuPont and Brown (collectively, the "Co-Investors");

              (x) Castle Harlan Associates III, L.P. ("CH Associates"), a Delaware limited partnership, in connection with the Shares owned directly by CHP III, CH Offshore and CH Affiliates;

             (xi) Castle Harlan, Inc. ("CHI"), a Delaware corporation, in connection with Shares owned directly by it and the Shares owned directly by CHP III, CH Offshore, CH Affiliates and the Co-Investors;

             (xi) Castle Harlan Partners III, G.P., Inc. ("CHPGP"), a Delaware corporation, in connection with the Shares owned directly by CHP III, CH Offshore, CH Affiliates and the Co-Investors;

             (xii) William M. Pruellage, in connection with Shares owned by him;

             (xiii) Sylvia Rosen, in connection with Shares owned directly by her;

             (xiv) Howard Weiss, in connection with Shares owned directly by him;

             (xv) the Marc A. Weiss 1994 Trust (the "Marc Trust"), in connection with Shares owned directly by it;

             (xvi) the Michael D. Weiss 1994 Trust (the "Michael Trust"), in connection with shares owned directly by it;

             (xvii) Marcel Fournier, in connection with Shares owned through Tucker Anthony Inc., Custodian FBO/Marcel Fournier, IRA-R ID# 04-256629;

             (xviii) Leonard M. Harlan, in connection with Shares owned directly by him;

             (xix) Samuel Urcis, in connection with Shares owned directly by him;

             (xx) David H. Chow, in connection with Shares owned directly by him;

             (xxi) Jeffrey M. Siegal, in connection with Shares owned directly by him;

             (xxii) William J. Lovejoy, in connection with Shares owned directly by him;

             (xxiii) John Peter Laborde, in connection with Shares owned directly by him;

             (xxiv) Cliffe Floyd Laborde, in connection with Shares owned directly by him;

             (xxv) Gary Lee Laborde, in connection with Shares owned directly by him;

CUSIP No.  913431-10-2                13D                 Page 42 of 130 Pages

             (xxvi) John Peter Laborde, Jr., in connection with Shares owned directly by him;

             (xxvii) John Tracy Laborde, in connection with Shares owned directly by him;

             (xxviii) Mary Adrienne Laborde Parsons, in connection with Shares owned directly by her;

             (xxix) Castle Harlan Offshore Partners, L.P. ("CH Offshore"), a Delaware limited partnership, in connection with Shares owned directly by it;

             (xxx) Castle Harlan Affiliates III, L.P. ("CH Affiliates"), a Delaware limited partnership, in connection with Shares owned directly by it;

             (xxxi) Branford Castle Holdings, Inc. ("Branford"), a Delaware corporation, in connection with Shares owned directly by it;

             (xxxii) Frogmore Forum Family Fund, LLC ("Frogmore"), in connection with Shares owned directly by it; and

             (xxxiii) John K. Castle, in connection with Shares owned by (A) CHI, CHP III, CH Offshore, CH Affiliates, Branford, Frogmore, the Marc Trust, the Michael Trust, Messrs. Harlan, Urcis, Pruellage, Weiss, Fournier, Chow, Siegal and Lovejoy and Ms. Rosen (collectively, the "CH Group"), (B) the Co-Investors and (C) John P. Laborde, Cliffe F. Laborde, Gary L. Laborde, John T. Laborde, John P. Laborde, Jr. and Mary Adrienne Laborde Parsons (collectively, the "Labordes").

          The persons and entities above are referred to herein collectively as the "Reporting Persons".

          Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information furnished by another Reporting Person.

          The general partner of each of CHP III, CH Offshore and CH Affiliates is CH Associates. The general partner of CH Associates is CHPGP.

          The executive officers of CHPGP are Messrs. Castle, Harlan, Weiss and David Pittaway. The directors of CHPGP are Messrs. Castle and Harlan.

          CHI is the investment manager for CHP III, CH Offshore and CH Affiliates and has the discretion, without the need for additional approval, to direct the investments of CHP III, CH Offshore and CH Affiliates. The directors of CHI are Messrs. Castle and Harlan. The executive officers of CHI are (i) John K. Castle - Chairman and controlling stockholder, (ii) Leonard M. Harlan - President, (iii) David Pittaway - Managing Director, Vice President and Secretary and (iv) Howard Weiss - Vice President, Treasurer and Chief Financial Officer.

           The managing members of Frogmore are Messrs. Castle and Weiss.

CUSIP No.  913431-10-2                13D                 Page 43 of 130 Pages

           The executive officers of Branford are (i) Mr. Castle - President and Treasurer and (ii) David A. Castle - Vice President and Secretary. The sole director of Branford is Mr. Castle.

           The trustee of Bell Atlantic is Mellon Bank, N.A.

           The directors of Bell Atlantic are: William F. Heitman (principal occupation is Vice President - Treasurer (Acting) of Bell Atlantic Corporation); Victor S. Gomperts (principal occupation is Vice President -
Tax); Frederick Salerno (principal occupation is Senior Executive Vice President and Chief Financial Officer - Strategy and Business Development of Bell Atlantic Corporation); and Bruce Franzese (principal occupation is Vice President and General Counsel of Bell Atlantic). The principal business address for each director of Bell Atlantic (other than Mr. Franzese) is 1095 Avenue of the Americas, New York, NY 10036. The executive officers of Bell Atlantic are Mr. Heitman; Marie LoGiudice (principal occupation is Vice President Operations of Bell Atlantic); A. Jay Baldwin (principal occupation is Vice President Private Markets of Bell Atlantic); Audrey Kent (principal occupation is Vice President Internal Investment Management); and Bruce Franzese (Vice President and General Counsel of Bell Atlantic). The principal business address for each executive officer of Bell Atlantic (other than Mr. Heitman) is 245 Park Avenue, 4th Floor, New York, NY 10162.

           The directors of Bell Atlantic Corporation are Richard L. Carrion (principal occupation is Chairman, President and Chief Executive Officer of Banco Popular de Puerto Rico and Popular, Inc. and principal business address is 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918); James G. Cullen (principal occupation is President and Chief Operating Officer of Bell Atlantic and principal business address is 1310 N. Court House Road, Arlington, VA 22201); Helen L. Kaplan (principal occupation is counsel at Skadden, Arps, Slate, Meagher & Flom LLP and principal business address is Four Times Square, 44th Floor, New York, NY 10036-6522); Joseph Neubauer (principal occupation is Chairman and Chief Executive Officer of ARAMARK Corporation and principal business address is 1101 Market Street, 31st Floor, Philadelphia, PA 19107); Thomas H. O'Brien (principal occupation is Chairman of the PNC Financial Services Group, Inc. and principal business address is 249 5th Avenue, 30th Floor, Pittsburgh, PA 15222-2707); Hugh B. Price (principal occupation is the President and Chief Executive Officer of the National Urban League and principal business address is 120 Wall Street, 8th Floor, New York, NY 10005); Ivan Seidenberg (principal occupation is Chairman of the Board and Chief Executive Officer of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036); Walter V. Shipley (principal business address is 270 Park Avenue, New York, NY 10017-2070); and John R. Stafford (principal occupation is Chairman, President and Chief Executive officer of American Home Products Corporation and principal business address is 5 Giralda Farms, Madison, NJ 07940). The officers of Bell Atlantic Corporation are: Lawrence T. Babbio, Jr. (principal occupation President and Chief Operating Officer of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036); Mr. Cullen; Jacquelyn B. Gates (principal occupation is Vice President
- Ethics and Corporate Compliance of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036); William
F. Heitmann (principal occupation is Vice President - Treasurer (Acting) of Bell Atlantic Corporation and principal business office is 1095 Avenue of the Americas, New York, NY 10036); John F. Killian (principal occupation is Vice

CUSIP No.  913431-10-2                13D                 Page 44 of 130 Pages

President - Investor Relations of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036); Mark J. Mathis (principal occupation is Executive Vice President and General Counsel (Acting) of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036); Frederic Salerno (principal occupation is Senior Executive Vice President and Chief Financial Officer - Strategy and Business Development of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036); Mr. Seidenberg; Dennis F. Strigl (principal occupation is President and Chief Executive Officer of Verizon Wireless and principal business address is 180 Washington Valley Road, Bedminster, NJ 07921); Thomas J. Tauke (principal occupation is Executive Vice President - External Affairs and Corporate Communications (Acting) of Bell Atlantic Corporation and principal business address is 1300-I Street, N.W., Washington, DC 20005); and Doreen A. Toben (principal occupation is Vice President - Controller of Bell Atlantic Corporation and principal business address is 1095 Avenue of the Americas, New York, NY 10036).

           Each executive officer and director of Bell Atlantic and Bell Atlantic Corporation is a citizen of the United States.

           Certain information required by this Item 2 concerning the directors and executive officers of certain Reporting Persons is set forth on
Schedule 1 attached hereto, which is incorporated herein by reference.

           DBCP L.L.C. is the General Partner of DBCP SBIC. DBCP L.P. is the Managing Member of DBCP L.L.C. DBCP Inc. is the General Partner of DBCP L.P. The executive officers and directors of DBCP Inc. are Charles Ayres, Managing Director (principal occupation is Managing Director, DB Capital Partners, Inc. and principal address is 130 Liberty Street, 25th Floor, New York, NY 10006), Joseph T. Wood, Managing Director (principal occupation is Managing Director, DB Capital Partners, Inc. and principal address is 130 Liberty Street, 25th Floor, New York, NY 10006), and James Edward Virtue, Managing Director (principal occupation is President of Deutsche Bank Securities Inc. and principal address is 130 Liberty Street, 25th Floor, New York, NY 10006). The executive officers and directors of Taunus are Richard W. Ferguson, Director and Treasurer (principal occupation is Managing Director of Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, NY 10019), Gary T. Handel, Director (principal occupation is Managing Director of Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, NY 10019), John A. Ross, Director, President and Chief Executive Officer (principal occupation is Executive Vice President and General Manager of Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, NY 10019), Troland S. Link, Vice President (principal occupation is Managing Director and General Counsel of Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, NY 10019) and David Mellgard, Secretary (principal occupation is Director and Counsel of Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, NY 10019).

           DuPont Capital Management Corporation is a wholly-owned subsidiary of the DuPont Corporation and is responsible for managing the assets of DuPont. Wilmington Trust has been the trustee of DuPont from 1942 up to and including May 31, 2000. Effective June 1, 2000 State Street Bank and Trust became the trustee for DuPont.

CUSIP No.  913431-10-2                13D                 Page 45 of 130 Pages

           Brown is a non-profit corporation established to support the educational purposes of Brown University, its sole shareholder. Brown University is itself a non-profit corporation operating exclusively for charitable and educational purposes. The executive officers of Brown are (i) John P. Birkelund - Chairman, (ii) Marvyn Carton - Vice Chairman, (iii) Jonathan L. Shear - Treasurer, and (iv) Beverly E. Ledbetter - Secretary. The directors of Brown are Mark L. Attansio, John P. Birkelund, James J. Burke, Jr., Gordon E. Cadwgan, Marvyn Carton, Richard C. Dresdale, Jeffry W. Greenberg, John W. Holman, Jr. Beverly E. Ledbetter, Stephen Robert, Jonathan
L. Shear, and John Simon.

         The Reporting Persons are making a joint filing pursuant to the requirements of Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because, by reason of their relationship as described herein, they may be deemed to be a "group" and "deemed to have acquired beneficial ownership" within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act with respect to acquiring, holding and disposing of the Shares.

         (b) The address of the principal businesses and offices of (i) the CH Group (other than Mr. Urcis) is c/o Castle Harlan, Inc., 150 East 58th Street, 37th Floor, New York, NY 10155; (ii) Mr. Urcis is 1160 Marilyn Drive, Beverly Hills, CA 90210; (iii) the Labordes is c/o John Peter Laborde, 601 Poydras Street, Suite 1637, New Orleans, LA 70136; (iv) Mellon Bank, N.A., the trustee of Bell Atlantic is located at One Mellon Bank Center, Pittsburgh, PA 15248-0001. Mr. Chow's address is 7 Roshab Lane, Westport, CT 06880. Mr. Siegal's address is 340 E. 80th Street, New York, NY 10021. Mr. Lovejoy's address is c/o DB Capital Partners, Inc., 130 Liberty Street, New York, New York 10006. The address of BAAMCO's principal place of business is 245 Park Avenue, 40th Floor, New York, New York 10167. The address of Bell Atlantic Corporation's principal place of business is 1095 Avenue of the Americas, New York, NY 10036. The address of the principal business and principal office of FUCP is One First Union Center, 301 South College Street, 5th Floor, Charlotte, North Carolina 28288-0732. The address of the principal business and principal office of FUNB and FTU is One First Union Center, 301 South College Street, Charlotte, North Carolina 28288-0732. The address of Taunus's principal place of business and principal office is 31 West 52nd Street, New York, New York 10019. The address of DBCP Inc.'s, DBCP L.P.'s, DBCP L.L.C.'s and DBCP SBIC's principal place of business and principal office is 130 Liberty Street, New York, New York 10006; DuPont is c/o DuPont Capital Management Corp., Delaware Corporate Center, One Righter Parkway, Suite 3200, Wilmington, Delaware 19803; and Brown is Attention: Christopher Longee, 164 Angell Street, Box C, Providence, Rhode Island, 02912.

         (c) The principal business of CHP III, CH Offshore, CH Affiliates, Branford and Frogmore is that of making investments. The principal business of CH Associates is of being the general partner of CHP III, CH Offshore and CH Affiliates. The principal business of CHPGP is of being the general partner of CH Associates. The principal business of CHI is to provide business and organizational strategy, financial and investment management and merchant and investment banking services for various limited partnerships.

CUSIP No.  913431-10-2                13D                 Page 46 of 130 Pages

          The principal occupation of Mr. Castle is as being an executive officer and director of CHI, CHPGP and Branford, and managing member of Frogmore. The principal occupation of Mr. Harlan is as being an executive officer and director of CHI and CHPGP. The principal occupation of Mr. Weiss is as being an executive officer of CHI and managing member of Frogmore. The principal occupation of Mr. Fournier, Ms. Rosen and Mr. Pruellage is as being officers of CHI. The principal business of the Marc Trust and the Michael Trust is that of making investments.

          The principal occupation of Mr. Urcis is as being a venture capitalist.

          The principal occupation of Mr. Lovejoy is being an officer of DBCP Inc., which also may be deemed to beneficially own an interest in the Issuer.

          The principal occupation of Mr. Chow is managing investments for his own account and other individuals.

          The principal occupation of Mr. Siegal is being a chief financial officer of BD Capital Partners.

          The principal business of Bell Atlantic is investment advisor.

          FUCP, a wholly-owned subsidiary of FUNB, is engaged principally in the business of venture capital investing. FUNB, which is engaged principally in the business of banking, is a wholly-owned subsidiary of FTU. FTU is a financial holding company which is principally engaged in the business of banking through its subsidiaries.

          Taunus's principal business is to function as a holding company for Deutsche Bank AG's United States operations. DBCP SBIC is an indirect wholly-owned subsidiary of Taunus and DBCP SBIC's principal business is to function as part of the merchant banking arm of Deutsche Bank AG. DBCP Inc. is the general partner of DBCP L.P, which is the managing member of DBCP L.L.C. which is the general partner of DBCP SBIC. The principal business of DBCP Inc., DBCP L.P. and DBCP L.L.C. is to serve as holding companies. Mr. Lovejoy, who also owns an interest in the Issuer, is an officer of DBCP Inc.

          The principal business of DuPont is a pension fund.

          The principal business of Brown is a non-profit educational institution.

          John P. Laborde is retired.

          The principal occupation of Cliffe F. Laborde is as being Senior Vice President and General Counsel of Tidewater, Inc.

          The principal occupation of Gary L. Laborde is as being President of Laborde Marine Lifts, Inc.

          The principal occupation of John T. Laborde is as being an executive of Laborde Products, Inc.

CUSIP No.  913431-10-2                13D                 Page 47 of 130 Pages

          The principal occupation of John P. Laborde, Jr. is as being President of Laborde Marine, L.L.C.

          The principal occupation of Mary Adrienne Laborde Parsons is as being a housewife.

         (d) None of the Reporting Persons, nor, to the best knowledge of FUCP, FUNB and FTU, any of the persons named in Schedule 1, has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Reporting Persons nor, to the best knowledge of any of the persons name in Schedule 1, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) Other than Mr. Fournier, each of the reporting persons who are individuals referred to in paragraph (a) above is a citizen of the United States. Mr. Fournier is a citizen of France. CHI, CHPGP and Branford are corporations formed under the laws of the State of Delaware. CHP III, CH Offshore, CH Affiliates and CH Associates are limited partnerships formed under the laws of the State of Delaware. Frogmore is a limited liability company formed under the laws of the State of Delaware. The Marc Trust and the Michael Trust are trusts organized under the laws of the State of New York. Bell Atlantic is a master pension trust organized under the laws of the State of New York. BAAMCO is a Delaware corporation, and its principal business is investment management. Bell Atlantic Corporation is a Delaware corporation, and its principal business is telecommunications. FTU is a corporation formed under the laws of the State of North Carolina. FUNB is a National Association. FUCP is a corporation formed under the laws of the State of Virginia. Taunus and DBCP Inc. are corporations formed under the laws of the State of Delaware. DBCP L.P. and DBCP SBIC are limited partnerships formed under the laws of the State of Delaware. DBCP L.L.C. is a limited liability company formed under the laws of the State of Delaware. DuPont is an ERISA-qualified pension fund. The investment manager, DuPont Capital Management Corporation, is a corporation organized under the laws of the State of Delaware. Brown is a non-profit 501(c)(3) corporation formed under the laws of the State of Rhode Island.

Item 3.  Source and Amount of Funds and Other Consideration.
         --------------------------------------------------

         The investment cost of each Reporting Person is as follows:  CHP III
- $43,891,382; CH Offshore - $719,537; CH Affiliates - $733,534; Branford -
$290,625; Frogmore - $167,110; Harlan - $145,312; Fournier - $20,000; Weiss -
$20,000; Rosen - $5,000; Pruellage - $2,500; the Marc Trust - $5,000; the
Michael Trust - $5,000; Chow - $150,000; Siegal $50,000; Lovejoy - $5,000;
Urcis - $1,250,000; CHI - $3,000,000; John P. Laborde - $500,000; Cliffe F.
Laborde - $100,000; Gary L. Laborde - $100,000; John T. Laborde - $100,000;
John P. Laborde, Jr. - $100,000; Mary Adrienne Laborde Parsons - $100,000; Bell Atlantic - $8,000,000; FUCP- $8,000,000; DB - $8,000,000; DuPont -
$8,000,000; and Brown - $500,000.

CUSIP No.  913431-10-2                13D                 Page 48 of 130 Pages

          The Shares purchased by each of CHP III, CH Offshore, CH Affiliates, Frogmore, Branford, the Marc Trust and the Michael Trust were purchased with its investment capital. The Shares purchased by each of Messrs. Harlan, Weiss, Fournier, Chow, Siegal, Lovejoy and Pruellage, Ms. Rosen and the Labordes were purchased with personal funds. The Shares held by Mr. Urcis were acquired with personal funds and in lieu of certain consulting fees owed by the Issuer and termination fees related to such consulting arrangements. The Shares held by CHI were acquired from the Issuer in exchange for the termination of a management arrangement with the Issuer.

          The Shares purchased by Bell Atlantic were purchased with assets of Bell Atlantic.

          The funds for the Shares purchased by FUCP were provided from the working capital of FUCP and its affiliates.

          The Shares purchased by Taunus, DBCP Inc., DBCP, L.P., DBCP L.L.C. and DBCP SBIC were purchased from working capital.

          The Shares purchased by DuPont were purchased with funds provided by DuPont.

          The Shares purchased by Brown were purchased with cash from its investment capital.

Item 4.   Purpose of the Transaction.
         ---------------------------

         The purpose of the acquisition of the Shares by each of the Reporting Persons is for investment. Other than certain restrictions on the purchase and sale of Shares which certain of the Reporting Persons are subject, each Reporting Person and person listed on Schedule 1 may make further purchases of Shares from time to time and may dispose of any or all of the Shares held by it, him or her at any time.

          Other than as set forth above, none of the Reporting Persons or, to FUCP's, FTU's and FUNB's knowledge, any person listed on Schedule 1 has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (b) through (j), inclusive, of Item 4 of Schedule 13D. Such Reporting Persons and any person listed on Schedule 1 may, at any time from time to time, review or reconsider their position with respect to any of such matters, but have no present intention to do so.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         (a) The approximate aggregate percentage of Shares reported beneficially owned by each person herein is based upon the 12,982,332 Shares issued and outstanding as of May 30, 2000 as reflected in the Issuer's Prospectus dated May 23, 2000, plus the 275,000 Shares of common stock issued by the Issuer on June 7, 2000, for a total of 13,257,332 Shares issued and outstanding.

CUSIP No.  913431-10-2                13D                 Page 49 of 130 Pages

         As of the date hereof:

               (i) Bell Atlantic owns directly 535,269 Shares, constituting approximately 4.0% of the shares outstanding. BAAMCO is an investment manager to Bell Atlantic and has the power to direct the trustee of Bell Atlantic with respect to the disposition of and the voting of Shares owned by Bell Atlantic. BAAMCO is a direct, wholly-owned subsidiary of Bell Atlantic Corporation.

               (ii) FUCP owns directly 535,269 Shares, constituting approximately 4.0% of the shares outstanding.

               (iii) FUNB owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, FUNB may be deemed to beneficially own the 535,269 Shares owned directly by FUCP, constituting approximately 4.0% of the shares outstanding.

               (iv) FTU owns directly no Shares. By reason of the provisions of Rule 13d-3 of Exchange Act, FTU may be deemed to beneficially own the 535,269 shares owned directly by FUCP, constituting approximately 4.0% of the shares outstanding.

               (v) DBCP SBIC owns directly 525,269 Shares constituting approximately 4.0% of the shares outstanding. Each of Taunus, DCBP Inc., DBCP L.P. and DBCP L.L.C. may be deemed to be the beneficial owner of the Shares owned by DBCP SBIC.

               (vi) DuPont owns directly 535,269 Shares, constituting approximately 4.0% of the shares outstanding.

               (vii) Brown owns directly 33,453 Shares, constituting less than one percent of the shares outstanding.

               (viii) Mr. Pruellage owns directly 167 Shares, constituting less than one percent of the shares outstanding.

               (ix) Ms. Rosen owns directly 334 Shares, constituting less than one percent of the shares outstanding.

               (x) Mr. Weiss owns directly 1,337 Shares, constituting less than one percent of the shares outstanding.

               (xi) The Marc Trust owns directly 334 Shares, constituting less than one percent of the shares outstanding.

               (xii) The Michael Trust owns directly 334 Shares, constituting less than one percent of the shares outstanding.

               (xiii) Mr. Fournier owns beneficially (through his individual retirement account) 1,337 Shares, constituting less than one percent of the shares outstanding.

               (xiv) Mr. Urcis owns directly 219,698 Shares, constituting approximately 1.7% of the shares outstanding, which includes 99,135 Shares subject to options which are fully exercisable and 40,146 Shares owned by CHP III, which shares Mr. Urcis has the option to purchase.

CUSIP No.  913431-10-2                13D                 Page 50 of 130 Pages

               (xv) Mr. Chow owns directly 10,035 Shares, constituting less than one percent of the shares outstanding.

               (xvi) Mr. Siegal owns directly 3,344 Shares, constituting less than one percent of the shares outstanding.

               (xvii) Mr. Lovejoy owns directly 334 Shares, constituting less than one percent of the shares outstanding.

               (xviii) John P. Laborde owns directly 33,453 Shares, constituting less than one percent of the shares outstanding.

               (xix) Cliffe F. Laborde owns directly 6,689 Shares, constituting less than one percent of the shares outstanding.

               (xx) Gary L. Laborde owns directly 6,689 Shares, constituting less than one percent of the shares outstanding.

               (xxi) John P. Laborde, Jr. owns directly 6,689 Shares, constituting less than one percent of the shares outstanding.

               (xxii) John T. Laborde owns directly 6,689 Shares, constituting less than one percent of the shares outstanding.

               (xxiii) Mary Adrienne Laborde Parsons owns directly 6,689 Shares, constituting less than one percent of the shares outstanding.

               (xxiv) Mr. Harlan owns directly 9,720 Shares, constituting less than one percent of the shares outstanding.

               (xxv) CHI owns directly 136,364 Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHI may be deemed to beneficially own 5,344,832 Shares, constituting approximately 40.3% of the shares outstanding, of which 2,936,718 Shares are owned by CHP III, 48,142 Shares are owned by CH Offshore, 49,079 Shares are owned by CH Affiliates and 2,174,529 Shares CHP III may direct the voting of pursuant to the Voting Agreement, dated as of February 20, 1998 (the "Voting Agreement"), as amended, among the Issuer, CHP III and the Co-Investors. CHI disclaims beneficial ownership of those Shares other than those owned directly by it.

               (xxvi) Branford owns directly 19,449 Shares, constituting less than one percent of the shares outstanding.

               (xxvii) CH Offshore owns directly 48,142 Shares, constituting less than one percent of the shares outstanding.

               (xxviii) CH Affiliates owns directly 49,079 Shares, constituting less than one percent of the shares outstanding.

               (xxix) Frogmore owns directly 11,177 Shares, constituting less than one percent of the shares outstanding.

CUSIP No.  913431-10-2                13D                 Page 51 of 130 Pages

               (xxx) CHP III owns directly 2,936,718 Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHP III may be deemed to beneficially own 5,111,247 Shares, constituting approximately 39.0% of the shares outstanding, of which 535,269 Shares are owned directly by Bell Atlantic, 535,269 Shares are owned directly by First Union, 535,269 Shares are owned directly by DB, 535,269 Shares are owned directly by DuPont and 33,453 shares are owned directly by Brown. CHP III disclaims beneficial ownership of those Shares other than those owned directly by it.

               (xxxi) CH Associates owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CH Associates may be deemed to beneficially own 5,208,468 Shares, constituting approximately 39.3% of the shares outstanding, of which 2,936,718 Shares are owned directly by CHP III, 48,142 Shares are owned directly by CH Offshore, 49,079 Shares are owned directly by CH Affiliates, and 2,174,529 Shares CHP III may direct pursuant to the Voting Agreement. CH Associates disclaims beneficial ownership of the Shares, except as to Shares representing the CH Associates's pro rata interest in, and interest in the profits of, CHP III, CH Offshore and CH Affiliates.

               (xxxii) CHPGP owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHPGP may be deemed to beneficially own 5,208,468 Shares, constituting approximately 39.3% of the shares outstanding, of which 2,936,718 Shares are owned directly by CHP III, 48,142 Shares are owned directly by CH Offshore, 49,079 Shares are owned directly by CH Affiliates, and 2,174,529 Shares CHP III may direct the voting of pursuant to the Voting Agreement. CH Associates disclaims beneficial ownership of the Shares, except as to Shares representing CH Associates's pro rata interest in, and interest in the profits of, CHP III, CH Offshore and CH Affiliates.

               (xxxiii) Mr. Castle owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, Mr. Castle may be deemed to own beneficially 5,550,049 Shares constituting approximately 41.9% of the shares outstanding, of which (A) 136,364 Shares are owned directly by CHI, (B) 2,936,718 Shares are owned directly by CHP III, (C) 2,174,529 Shares CHP III may direct the voting of pursuant to the Voting Agreement, (D) 235,540 Shares that Mr. Castle serves as voting trustee pursuant to the Voting Trust Agreement, dated as of February 20, 1998 (the "First Voting Trust Agreement"), among the Issuer, the CH Group (other than CHP III and CHI) and John K. Castle, as voting trustee, and (D) 66,898 Shares that Mr. Castle serves as voting trustee pursuant to the Voting Trust Agreement, dated as of December 1, 1998 (the "Second Voting Trust Agreement"), among the Issuer, the Labordes and John K. Castle, as voting trustee. Mr. Castle disclaims beneficial ownership of all such Shares, except as to Shares representing his pro rata interest in, and interest in the profits of, CHI, CHP III, CH Offshore, CH Affiliates, Frogmore and Branford.

         Each of the First Voting Trust Agreement, the Second Voting Trust Agreement and the Voting Agreement, filed as an exhibit to this Statement, is incorporated herein by reference.

         To the knowledge of FUCP, FUNB and FTU, none of the persons listed in
Schedule 1 owns any Shares.

CUSIP No.  913431-10-2                13D                 Page 52 of 130 Pages

         (b) CHP III has the power to dispose of and the power to vote the Shares directly owned by it, which power may be exercised by its investment manager, CHI, or its general partner, CH Associates, or CH Associates' general partner, CHPGP, or CHPGP's and CHI's controlling stockholder, Mr. Castle.

          Each of CH Offshore and CH Affiliates has the power to dispose of the Shares directly owned by it, which power may be exercised by its investment manager, CHI, or its general partner, CH Associates, or CH Associates' general partner, CHPGP, or CHPGP's and CHI's controlling stockholder, Mr. Castle. Each of CH Offshore and CH Affiliates is party to the First Voting Trust Agreement which permits Mr. Castle to vote their Shares.

          Branford has the power to dispose of the Shares directly owned by it, which power may be exercised by its controlling stockholder, Mr. Castle. Branford is party to the First Voting Trust Agreement which permits Mr. Castle to vote its Shares.

         Frogmore has the power to dispose of the Shares directly owned by it, which power may be exercised by its managing member, Mr. Castle. Frogmore is party to the First Voting Trust Agreement which permits Mr. Castle to vote its Shares.

          CHI has the power to dispose of and the power to vote the Shares directly owned by it, which power may be exercised by its controlling stockholder, Mr. Castle.

          Each Co-Investor has the power to vote and the power to dispose of their own Shares, but have entered into a Voting Agreement with CHP III whereby each Co-Investor has agreed to vote their Shares in the same manner as CHP III. Each person and entity of the CH Group (other than CHI) has the power to dispose of their own Shares, but have entered into the First Voting Trust Agreement which permits Mr. Castle to vote their Shares.

          Each of Messrs. Harlan, Fournier, Pruellage, Urcis, Chow, Siegal and Lovejoy, Ms. Rosen, the Marc Trust and the Michael Trust has the power to dispose of the Shares directly owned by it, him or her, but have entered into the First Voting Trust Agreement which permits Mr. Castle to vote their Shares.

          Each of the Labordes has the power to dispose of the Shares directly owned by him or her, but have entered into the Second Voting Trust Agreement which permits Mr. Castle to vote their Shares.

         FUCP has the power to dispose of and the power to vote the Shares directly owned by it, which power may be exercised by FUNB and FTU by virtue of the control relationship.

         (c) The trading, dates, number of Shares purchased or sold and price per share for all transactions in the Common Stock from the 60th day prior to May 30, 2000 until the date of this filing by the Reporting Persons are as follows: (i) by CHI - 136,364 Shares on May 30, 2000 at $22.00 per share and
(ii) by Mr. Urcis - 6,818 Shares on May 30, 2000 at $22.00 per share. On May 30, 2000, the Issuer consummated an initial offering of the Shares to the

CUSIP No.  913431-10-2                13D                 Page 53 of 130 Pages

public (the "IPO"). As a result of the IPO, each Reporting Person (other than CHI, who owned no shares of Preferred Stock) received 2.3256 Shares for each share of Series A Preferred Stock, par value $.01 per share, of the Issuer (the "Preferred Stock"), owned by them prior to the IPO. Additionally, each share outstanding immediately prior to the IPO was split on a 7.4248-for-1 basis. During such period, no Reporting Person or person listed on Schedule 1 entered into any other transaction in the Shares.

         (d) No person other than each respective record owner of Shares referred to herein is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of such Shares.

         (e)  Not applicable.

          Neither the filing of this Statement nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of any common stock referred to in this Statement for the purposes of Section 13(d) of the Act or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 6.  Contracts, Arrangements, Understandings or Relationships
         with Respect to Securities of the Issuer.
         ----------------------------------------

         (a) Mr. Castle is the sole trustee under the First Voting Trust Agreement. The Reporting Persons who are party to the First Voting Trust Agreement are the CH Group other than CHP III and CHI.

         (b) Mr. Castle is the sole trustee under the Second Voting Trust Agreement. The Reporting Persons who are party to the Second Voting Trust Agreement are the Labordes.

         (c) CHP III is a party to the Voting Agreement. The Reporting Persons who are party to the Voting Agreement are the Co-Investors.

          Each of the First Voting Trust Agreement, the Second Voting Trust Agreement and the Voting Agreement, filed as an exhibit to this Statement, is incorporated herein by reference.

Item 7.  Materials to be Filed as Exhibits.
         ---------------------------------

The following documents are exhibits filed herewith:

     1. Voting Trust Agreement, dated as of February 20, 1998, among the Issuer, the CH Group (other than CHP III and CHI) and John K. Castle, as voting trustee

     2. Voting Trust Agreement, dated as of December 1, 1998, among the Issuer, the Labordes and John K. Castle, as voting trustee

     3. Voting Agreement, dated as of February 20, 1998, among the Issuer, CHP III and the Co-Investors

     4. First Amendment to Voting Agreement, dated as of May 19, 2000, among the Issuer, CHP III and the Co-Investors

CUSIP No.  913431-10-2                13D                 Page 54 of 130 Pages

                                SIGNATURES

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 9, 2000


                                         /s/  John K. Castle
                                         ------------------------------------
                                         JOHN K. CASTLE

                                         MELLON BANK, N.A., AS TRUSTEE FOR THE
                                         BELL ATLANTIC MASTER TRUST, AS
                                         DIRECTED BY BELL ATLANTIC CORPORATION


                                         By:  /s/ James C. Cook
                                              -------------------------------

                                         FIRST UNION CAPITAL PARTNERS, INC.


                                         By:  /s/ James C. Cook
                                              -------------------------------

                                         FIRST UNION NATIONAL BANK


                                         By:  /s/ Kevin J. Roche
                                              -------------------------------


                                         FIRST UNION CORPORATION


                                         By:  /s/ Kevin J. Roche
                                              -------------------------------

                                         DB CAPITAL PARTNERS SBIC, L.P.

                                         By:  DB Capital Partners, L.L.C.,
                                              its General Partner

CUSIP No.  913431-10-2                13D                 Page 55 of 130 Pages

                                         By:  DB Capital Partners, L.P.,
                                              its Managing Member

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                              /s/ Charles Ayres,
                                              Managing Director
                                              -------------------------------

                                         TAUNUS CORPORATION


                                         By:  /s/ John Cipriani
                                              -------------------------------

                                         DB CAPITAL PARTNERS, INC.


                                         By:  /s/Charles Ayres
                                              -------------------------------

                                         DB CAPITAL PARTNERS, L.P.

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                         By:  /s/ Charles Ayres
                                              -------------------------------

                                         DB CAPITAL PARTNERS, L.L.C.


                                         By:  DB Capital Partners, L.P.
                                              its Managing Member

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                         By:  /s/ Charles Ayres
                                              -------------------------------

                                         STATE STREET BANK AND TRUST COMPANY,
                                         AS TRUSTEE OF DUPONT PENSION TRUST


                                         By:  /s/Thomas C. Poppey
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 56 of 130 Pages

                                         BROWN UNIVERSITY THIRD CENTURY FUND

                                         By:  /s/Jonathan L. Shear
                                              -------------------------------
                                              Jonathan L. Shear, Treasurer

                                         CASTLE HARLAN PARTNERS III, L.P., by
                                         Castle Harlan, Inc., its investment
                                         manager


                                         By:  /s/ Howard Weiss
                                              -------------------------------

                                         CASTLE HARLAN ASSOCIATES III, L.P.,
                                         by Castle Harlan Partners II, G.P.,
                                         Inc., its general partner


                                         By:  /s/ Howard Weiss
                                              -------------------------------

                                         CASTLE HARLAN PARTNERS III, G.P.,
                                         INC.


                                         By:  /s/ Howard Weiss
                                              -------------------------------

                                         /s/ William M. Pruellage
                                         ------------------------------------
                                         WILLIAM M. PRUELLAGE

                                         /s/ Sylvia Rosen
                                         ------------------------------------
                                         SYLVIA ROSEN

                                         /s/ Howard Weiss
                                         ------------------------------------
                                         HOWARD WEISS

                                         /s/ Marcel Fournier
                                         ------------------------------------
                                         MARCEL FOURNIER

                                         /s/ Samuel Urcis
                                         ------------------------------------
                                         SAMUEL URCIS

                                         /s/ David H. Chow
                                         ------------------------------------
                                         DAVID CHOW

CUSIP No.  913431-10-2                13D                 Page 57 of 130 Pages

                                         /s/ Jeffrey M. Siegal
                                         ------------------------------------
                                         JEFFREY M. SIEGAL

                                         /s/ William J. Lovejoy
                                         ------------------------------------
                                         WILLIAM J. LOVEJOY

                                         /s/ John Peter Laborde
                                         ------------------------------------
                                         JOHN PETER LABORDE

                                         /s/ Cliffe Floyd Laborde
                                         ------------------------------------
                                         CLIFFE FLOYD LABORDE

                                         /s/ Gary Lee Laborde
                                         ------------------------------------
                                         GARY LEE LABORDE

                                         /s/ John Peter Laborde, Jr.
                                         ------------------------------------
                                         JOHN PETER LABORDE, JR.

                                         /s/ John Tracy Laborde
                                         ------------------------------------
                                         JOHN TRACY LABORDE

                                         /s/ Mary Adrienne Laborde Parsons
                                         ------------------------------------
                                         MARY ADRIENNE LABORDE PARSONS

                                         THE MARC A. WEISS 1994 TRUST


                                         By:  /s/ Eli Feit, Trustee
                                              -------------------------------

                                         THE MICHAEL D. WEISS 1994 TRUST


                                         By:  /s/ Eli Feit, Trustee
                                              -------------------------------

                                         CASTLE HARLAN, INC.


                                         By:  /s/ Howard Weiss, CFO
                                              -------------------------------

                                         BRANFORD CASTLE HOLDINGS, INC.


                                         By:  /s/ John Castle, President
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 58 of 130 Pages

                                         /s/ Leonard M. Harlan
                                         ------------------------------------
                                         LEONARD M. HARLAN

                                         CASTLE HARLAN OFFSHORE PARTNERS III,
                                         L.P., by Castle Harlan, Inc., its
                                         investment manager


                                         By:  /s/ Howard Weiss, CFO
                                              -------------------------------

                                         CASTLE HARLAN AFFILIATES III, L.P.,
                                         by Castle Harlan, Inc., its
                                         investment manager


                                         By:  /s/ Howard Weiss, CFO
                                              -------------------------------

                                         FROGMORE FORUM FAMILY FUND, LLC


                                         By:  /s/ Howard Weiss, Manager
                                              -------------------------------

                                         BELL ATLANTIC ASSET MANAGEMENT CO.


                                         By:  /s/ Bruce Franzese
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 59 of 130 Pages

                                SCHEDULE INDEX

Schedule Number

      1                Information about directors and
                       executive officers of certain
                       Reporting Persons.




                                 EXHIBIT INDEX

                       Description of                       Location of
Exhibit Number         Document                             Exhibit


      1                Voting Trust                         Page 82 of 130
                       Agreement, dated                          --    ---
                       as of February 20,
                       1998, among the Issuer,
                       the CH Group (other than
                       CHP III and CHI) and John K.
                       Castle, as voting trustee


      2                Voting Trust                         Page 100 of 130
                       Agreement, dated                          ---    ---
                       as of December 1,
                       1998, among the Issuer, the
                       Labordes and John K. Castle,
                       as voting trustee

      3                Voting Agreement,                    Page 115 of 130
                       dated as of February 20,                  ---    ---
                       1998, among the Issuer, CHP III,
                       Bell Atlantic, FUCP,
                       DB, DuPont, and Brown.


      4                The Amendment to Voting              Page 126 of 130
                       Agreement, dated                          ---    ---
                       as of May 19, 2000, among
                       the Issuer, CHP III, Bell Atlantic,
                       FUCP, DB, DuPont, and
                       Brown.

CUSIP No.  913431-10-2                13D                 Page 60 of 130 Pages

                            JOINT ACQUISITION STATEMENT
                             PURSUANT TO RULE 13D-1(1)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


Dated:  June 9, 2000




                                         /s/  John K. Castle
                                         ------------------------------------
                                         JOHN K. CASTLE

                                         MELLON BANK, N.A., AS TRUSTEE FOR THE
                                         BELL ATLANTIC MASTER TRUST, AS
                                         DIRECTED BY BELL ATLANTIC CORPORATION


                                         By:  /s/James C. Cook
                                              -------------------------------

                                         FIRST UNION CAPITAL PARTNERS, INC.


                                         By:  /s/ James C. Cook
                                              -------------------------------

                                         FIRST UNION NATIONAL BANK


                                         By:  /s/ Kevin J. Roche
                                              -------------------------------

                                         FIRST UNION CORPORATION


                                         By:  /s/ Kevin J. Roche
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 61 of 130 Pages

                                         DB CAPITAL PARTNERS SBIC, L.P.

                                         By:  DB Capital Partners, L.L.C.
                                              its General Partner

                                         By:  DB Capital Partners, L.P.,
                                              its Managing Member

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                         By:  /s/ Charles Ayres
                                              -------------------------------

                                         TAUNUS CORPORATION


                                         By:  /s/ John Cipriani
                                              -------------------------------

                                         DB CAPITAL PARTNERS, INC.


                                         By:  /s/ Charles Ayres
                                              -------------------------------

                                         DB CAPITAL PARTNERS, L.P.

                                         By:  DB Capital Partners, Inc.,
                                              its General Partner


                                         By:  /s/ Charles Ayres
                                              -------------------------------

                                         DB CAPITAL PARTNERS, L.L.C.

                                         By:  DB Capital Partners, L.P.,
                                              its Managing Member

                                         By:  DB Capital Partners, Inc.,
                                              its General Manager


                                         By:  /s/ Charles Ayres
                                              -------------------------------

                                         STATE STREET BANK AND TRUST COMPANY,
                                         AS TRUSTEE OF DUPONT PENSION TRUST


                                         By:  /s/ Thomas C. Poppey
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 62 of 130 Pages

                                         BROWN UNIVERSITY THIRD CENTURY FUND


                                         By:/s/JONATHAN L.SHEAR
                                              -------------------------------
                                            JONATHAN L. SHEAR, TREASURER

                                         CASTLE HARLAN PARTNERS III, L.P., by
                                         Castle Harlan, Inc., its investment
                                         manager


                                         By:  /s/ Howard Weiss
                                              -------------------------------

                                         CASTLE HARLAN ASSOCIATES III, L.P.,
                                         by Castle Harlan Partners II, G.P.,
                                         Inc., its general partner


                                         By:  /s/ Howard Weiss
                                              -------------------------------

                                         CASTLE HARLAN PARTNERS III, G.P.,
                                         INC.


                                         By:  /s/ Howard Weiss
                                              -------------------------------

                                         /s/ William M. Pruellage
                                         ------------------------------------
                                         WILLIAM M. PRUELLAGE

                                         /s/ Sylvia Rosen
                                         ------------------------------------
                                         SYLVIA ROSEN

                                         /s/ Howard Weiss
                                         ------------------------------------
                                         HOWARD WEISS

                                         /s/ Marcel Fournier
                                         ------------------------------------
                                         MARCEL FOURNIER

                                         /s/ Samuel Urcis
                                         ------------------------------------
                                         SAMUEL URCIS

                                         /s/ David H. Chow
                                         ------------------------------------
                                         DAVID CHOW

CUSIP No.  913431-10-2                13D                 Page 63 of 130 Pages

                                         /s/ Jeffrey M. Siegal
                                         ------------------------------------
                                         JEFFREY M. SIEGAL

                                         /s/ William J. Lovejoy
                                         ------------------------------------
                                         WILLIAM J. LOVEJOY

                                         /s/ John Peter Laborde
                                         ------------------------------------
                                         JOHN PETER LABORDE

                                         /s/ Cliffe Floyd Laborde
                                         ------------------------------------
                                         CLIFFE FLOYD LABORDE

                                         /s/ Gary Lee Laborde
                                         ------------------------------------
                                         GARY LEE LABORDE

                                         /s/ John Peter Laborde, Jr.
                                         ------------------------------------
                                         JOHN PETER LABORDE, JR.

                                         /s/ John Tracy Laborde
                                         ------------------------------------
                                         JOHN TRACY LABORDE

                                         /s/ Mary Adrienne Laborde Parsons
                                         ------------------------------------
                                         MARY ADRIENNE LABORDE PARSONS

                                         THE MARC A. WEISS 1994 TRUST


                                         By:  /s/ Eli Feit, Trustee
                                              -------------------------------

                                         THE MICHAEL D. WEISS 1994 TRUST


                                         By:  /s/ Eli Feit, Trustee
                                              -------------------------------

                                         CASTLE HARLAN, INC.


                                         By:  /s/ Howard Weiss, CFO
                                              -------------------------------

                                         BRANFORD CASTLE HOLDINGS, INC.


                                         By:  /s/ John Castle, President
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 64 of 130 Pages

                                         /s/ Leonard M. Harlan
                                         ------------------------------------
                                         LEONARD M. HARLAN

                                         CASTLE HARLAN OFFSHORE PARTNERS III,
                                         L.P., by Castle Harlan, Inc., its
                                         investment manager


                                         By:  /s/ Howard Weiss, CFO
                                              -------------------------------

                                         CASTLE HARLAN AFFILIATES III, L.P.,
                                         by Castle Harlan, Inc., its
                                         investment manager


                                         By:  /s/ Howard Weiss, CFO
                                              -------------------------------

                                         FROGMORE FORUM FAMILY FUND, LLC


                                         By:  /s/ Howard Weiss, Manager
                                              -------------------------------

                                         BELL ATLANTIC ASSET MANAGEMENT CO.


                                         By:  /s/ Bruce Franzese
                                              -------------------------------

CUSIP No.  913431-10-2                13D                 Page 65 of 130 Pages

                              SCHEDULE 1 TO 13D

First Union Corporation.

The following table provides certain information about First Union Corporation's directors:


Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

A. Dano Davis       (R)                 Chairman, Winn-Dixie    United
                    4861 Ortega Blvd.   Stores, Inc.            States
                    Jacksonville, FL    Jacksonville, Florida,
                    32210               a food retailer
                                        5050 Edgewood Court
                                        Jacksonville, FL 32254.

Roddey Dowd, Sr.    (R)                 Chairman of the         United
                    1242 Queens Road    Executive Committee,    States
                    West Charlotte,     Charlotte Pipe and
                    NC  28207           Foundry Company,
                                        Charlotte, North
                                        Carolina, a
                                        manufacturer of pipe
                                        and fittings
                                        P. O. Box 35430
                                        Charlotte, NC 28235.

William H.          (R)                 Chairman, CCA           United
Goodwin, Jr.        6701 River Road     Industries, Inc.,       States
                    Richmond, VA  23229 Richmond, Virginia,
                                        a diversified
                                        holding company
                                        901 East Cary St.,
                                        Suite 1400
                                        Richmond, VA 23219.

Radford D. Lovett   (R)                  Chairman, Commodores   United
                    129 Ponte Vedra      Point Terminal         States
                    Blvd. Ponte Vedra    Corporation,
                    Beach, FL 32082      Jacksonville,
                                         Florida, an
                                         operator of a
                                         marine terminal
                                         and a real estate
                                         management company

CUSIP No.  913431-10-2                13D                 Page 66 of 130 Pages

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

                                         1600 Independent
                                         Square Jacksonville,
                                         FL 32202.

Mackey J. McDonald  (R)                  Chairman, President    United
                    1821 Museum Road     and Chief Executive    States
                    Wyomissing, PA       Officer, VF
                    19610                Corporation,
                                         Greensboro, North
                                         Carolina, an
                                         apparel manufacturer
                                         1047 North Park Road
                                         Wyomissing, PA 19610.

Lanty L. Smith      (R)                  Chairman, Soles        United
                    1401 Westridge Road  Brower Smith & Co.,    States
                    Greensboro, NC       Greensboro, North
                    27401                Carolina, an
                                         investment banking
                                         firm 301 North Elm
                                         St., Suite 600
                                         Greensboro, NC 27401.

G. Kennedy          (B)                  Chief Executive        United
Thompson            First Union          Officer and President, States
                    National Bank        First Union
                    One First Union      Corporation.
                    Center 301 South
                    College Street
                    Charlotte, NC 28222

Beverly F. Dolan    (B)                  Investor               United
                    1990 Two First                              States
                    Union Center
                    Charlotte, NC 28282

Erskine B. Bowles   (B)                  General Partner,       United
                    Carousel Capital     Forstmann Little &     States
                    Partners, L.P.       Co., New York, New
                    201 North Tryon      York, and Managing
                    Street Suite 2450    Director, Carousel
                    Charlotte, NC        Capital Company,
                    28202                LLC, Charlotte,
                                         North Carolina,

CUSIP No.  913431-10-2                13D                 Page 67 of 130 Pages

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

                                         merchant banking-
                                         private equity
                                         companies.

Robert J. Brown     (R)                  Chairman, President    United
                    1129 Pennywood       and Chief Executive    States
                    Drive High Point,    Officer, B&C
                    NC 27265             Associates, Inc.,
                                         High Point, North
                                         Carolina, a public
                                         relations and
                                         marketing research
                                         firm P. O. Box 2636
                                         High Point, NC 27261.

Edward E.           (B)                  Chairman, First        United
Crutchfield         First Union          Union Corporation.     States
                    Corporation
                    One First Union
                    Center Charlotte,
                    NC 28288

James E. S. Hynes   (B)                  Chairman, Hynes,       United
                    Hynes, Inc.          Inc., Charlotte,       States
                    6525 Morrison Blvd.  North Carolina,
                    Suite 515            a sales and marketing
                    Charlotte, NC 28211  services firm.

Herbert Lotman      (B)                  Chairman and Chief     United
                    Kaystone Foods       Executive Officer,     States
                    Holding Co., Inc.    Keystone Foods
                    401 City Avenue      Holding Company,
                    Suite 800            Inc., Bala Cynwyd,
                    Bala Cynwyd, PA      Pennsylvania, a
                    19004                global food processor
                                         and logistics company.

Patricia A. McFate  (B)                  Senior Scientist,      United
                    Science              Strategies Group,      States
                    Applications         Science Applications
                    International        International
                    Corporation          Corporation, Santa Fe,
                    22 Clematis Circle   New Mexico, a systems
                    Sante Fe, NM 87501   engineering company.

CUSIP No.  913431-10-2                13D                 Page 68 of 130 Pages

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

Joseph Neubauer     (R)                  Chairman and Chief     United
                    210 Rittenhouse      Executive Officer,     States
                    Square, W.           ARAMARK Corporation,
                    Apt. 3106            Philadelphia,
                    Philadelphia, PA     Pennsylvania, a service
                    19103                management company
                                         ARA Tower, 1101 Market
                                         Street Philadephia,
                                         PA 19107.

Ruth G. Shaw        (R)                  Executive Vice         United
                    288 Avinger Lane     President and Chief    States
                    Davidson, NC 28036   Administrative
                                         Officer, Duke Energy
                                         Corporation, Charlotte,
                                         North Carolina, an
                                         energy company
                                         P. O. Box 1009
                                         Charlotte, NC 28201-
                                         1009.

Edward E. Barr      (R)                  Chairman, Sun          United
                    560 Illingworth      Chemical Corporation,  States
                    Avenue               Fort Lee, New Jersey,
                    Englewood, NJ 07631  a graphic arts
                                         materials manufacturer
                                         222 Bridge Plaza South
                                         Fort Lee, NJ 07024.

G. Alex Bernhardt,  (R)                  Chairman and Chief     United
Sr.                 7120 GreenHill       Executive Officer,     States
                    Circle               Bernhardt Furniture
                    Blowing Rock, NC     Company, Lenoir, North
                    28605                Carolina, a residential
                                         and executive office
                                         furnishings manufacturer
                                         P. O. Box 740
                                         Lenoir, NC 28645.

CUSIP No.  913431-10-2                13D                 Page 69 of 130 Pages

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

W. Waldo Bradley    (R)                  Chairman, Bradley      United
                    Sylvan Island        Plywood Corporation,   States
                    Savannah, GA 31404   Savannah, Georgia,
                                         a wholesale distributor
                                         of building materials
                                         204 Old West Lathrop
                                         Avenue
                                         Savannah, GA 31402.

Norwood H. Davis,   (B)                  Chairman Emeritus,     United
Jr.                 Trigon Healthcare,   Trigon Healthcare,     States
                    Inc.                 Inc., Richmond, VA.
                    2015 Staples Mill
                    Road
                    Richmond, VA 23230

Frank M. Henry     (B)                   Chairman, Frank        United
                   Frank Martz Coach     Martz Coach Co.,       States
                   Co.                   Wilkes-Barr, PA, bus
                   P.O. Box 1007         transportation.
                   Wilkes-Barr, PA 18773

Ernest E. Jones    (B)
                   Workforce Development Workforce Development  United
                   Corporation           Corporation            States
                   One Penn Center at    Philadelphia, PA
                   Suburban Station
                   1617 J.F.K. Boulevard,
                   13th Floor
                   Philadelphia, PA 19103

James M. Seabrook  (B)                   Vice Chairman, First   United
                   First Union National  Union Corporation,     States
                   Bank                  since August 1999.
                   One First Union
                   Center
                   301 South College Street
                   Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 70 of 130 Pages

The following table provides certain information about First Union Corporation's executive officers:

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

G. Kennedy          (B)                  Chief Executive        United
Thompson            First Union          Officer and            States
                    National Bank        President
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

Edward E.           (B)                  Chairman               United
Crutchfield         First Union                                 States
                    Corporation
                    One First Union
                    Center
                    Charlotte, NC 28288

Donald A.           (B)                  Vice Chairman          United
McMullen, Jr.       First Union                                 States
                    National Bank
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

Benjamin P.         (B)                  Vice Chairman          United
Jenkins, III        First Union                                 States
                    National Bank
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 71 of 130 Pages

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

Billy James        (B)                   Vice Chairman          United
Walker             First Union                                  States
                   National Bank
                   One First Union
                   Center
                   301 South College
                   Street
                   Charlotte, NC 28222

Robert T. Atwood   (B)                   Chief Financial        United
                   First Union           Officer                States
                   National Bank
                   One First Union
                   Center
                   301 South College
                   Street
                   Charlotte, NC 28222

Mark C. Treanor    (B)                   Executive Vice         United
                   First Union           President, Secretary   States
                   National Bank         and General Counsel
                   One First Union
                   Center
                   301 South College
                   Street
                   40th Floor
                   Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 72 of 130 Pages

First Union National Bank.

The following table provides certain information about First Union National Bank's directors:

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

William H.          (R)                  Chairman, CCA          United
Goodwin, Jr.        6701 River Road      Industries, Inc.,      States
                    Richmond, VA         Richmond, Virginia,
                    23229                a diversified
                                         holding company
                                         901 East Cary St.,
                                         Suite 1400
                                         Richmond, VA 23219.

Radford D. Lovett   (R)                  Chairman, Commodores   United
                    129 Ponte Vedra      Point Terminal         States
                    Blvd.                Corporation,
                    Ponte Vedra Beach,   Jacksonville,
                    FL                   Florida, an operator
                    32082                of a marine terminal
                                         and a real estate
                                         management company
                                         1600 Independent Square
                                         Jacksonville, FL 32202.

Mackey J.           (R)                  Chairman, President    United
McDonald            1821 Museum Road     and Chief Executive    States
                    Wyomissing, PA       Officer, VF
                    19610                Corporation,
                                         Greensboro, North
                                         Carolina, an apparel
                                         manufacturer
                                         1047 North Park Road
                                         Wyomissing, PA 19610.

Lanty L. Smith      (R)                  Chairman, Soles        United
                    1401 Westridge Road  Brower Smith & Co.,    States
                    Greensboro, NC       Greensboro, North
                    27401                Carolina, an
                                         investment
                                         banking firm
                                         301 North Elm St.,
                                         Suite 600
                                         Greensboro, NC 27401.

CUSIP No.  913431-10-2                13D                 Page 73 of 130 Pages

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

G. Kennedy          (B)                  Chief Executive        United
Thompson            First Union          Officer and            States
                    National Bank        President,
                    One First Union      First Union
                    Center               Corporation.
                    301 South College
                    Street
                    Charlotte, NC 28222

Beverly F. Dolan    (B)                  Investor               United
                    1990 Two First                              States
                    Union Center
                    Charlotte, NC  28282

Edward E.           (B)                  Chairman, First        United
Crutchfield         First Union          Union Corporation.     States
                    Corporation
                    One First Union
                    Center
                    Charlotte, NC 28288

Joseph Neubauer     (R)                  Chairman and Chief     United
                    210 Rittenhouse      Executive Officer,     States
                    Square, W.           ARAMARK Corporation,
                    Apt. 3106            Philadelphia,
                    Philadelphia, PA     Pennsylvania, a
                    19103                service management
                                         company
                                         ARA Tower,
                                         1101 Market St.
                                         Philadelphia, PA 19107.

Robert T. Atwood    (B)                  Executive Vice         United
                    First Union          President and          States
                    National Bank        Chief Financial
                    One First Union      Officer,
                    Center               First Union
                    301 South College    Corporation.
                    Street
                    Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 74 of 130 Pages

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

Mark C. Treanor     (B)                  Executive Vice         United
                    First Union          President,             States
                    National Bank        Secretary
                    One First Union      and General
                    Center               Counsel,
                    301 South College    First Union
                    Street               Corporation.
                    40th Floor
                    Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 75 of 130 Pages

The following table provides certain information about First Union National Bank's executive officers:

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

G. Kennedy          (B)                  Chief Executive        United
Thompson            First Union          Officer and            States
                    National Bank        President
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

Edward E.           (B)                  Chairman               United
Crutchfield         First Union                                 States
                    Corporation
                    One First Union
                    Center
                    Charlotte, NC 28288

Donald A.           (B)                  Vice Chairman          United
McMullen, Jr.       First Union                                 States
                    National Bank
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

Benjamin P.         (B)                  Vice Chairman          United
Jenkins, III        First Union                                 States
                    National Bank
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

Billy James         (B)                  Vice Chairman          United
Walker              First Union                                 States
                    National Bank
                    One First Union Center
                    301 South College Street
                    Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 76 of 130 Pages

The following table provides certain information about First Union National Bank's executive officers:

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

Robert T. Atwood    (B)                  Chief Financial        United
                    First Union          Officer                States
                    National Bank
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC 28222

Mark C. Treanor     (B)                    Executive Vice       United
                    First Union            President,           States
                    National Bank          Secretary and
                    One First Union        General Counsel
                    Center
                    301 South College
                    Street
                    40th Floor
                    Charlotte, NC 28222

CUSIP No.  913431-10-2                13D                 Page 77 of 130 Pages

First Union Capital Partners, Inc.

The following table provides certain information about First Union Capital Partners' directors:

Name                Business (B) or      Principal Occupation   Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

Ted A. Gardner      (B)                  Senior Vice            United
                    First Union Capital  President,             States
                    Partners, Inc.       First Union
                    One First Union      Capital Partners
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

W. Barnes           (B)                  Senior Vice            United
Hauptfuhrer         First Union Capital  President,             States
                    Partners, Inc.       First Union
                    One First Union      Capital Partners
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Scott B. Perper     (B)                  President, First       United
                    First Union Capital  Union Capital          States
                    Partners, Inc.       Partners
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

CUSIP No.  913431-10-2                13D                 Page 78 of 130 Pages

The following table provides certain information about First Union National Bank's executive officers:

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

Scott B. Perper     (B)                  President              United
                    First Union Capital                         States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Robert T. Atwood    (B)                  Executive Vice         United
                    First Union Capital  President.             States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Tracey M. Chaffin   (B)                  Vice President and   United
                    First Union Capital  Chief Financial      States
                    Partners, Inc.       Officer
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Robert F. Bertges   (B)                  Senior Vice          United
                    First Union Capital  President            States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

CUSIP No.  913431-10-2                13D                 Page 79 of 130 Pages

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------

David B. Carson     (B)                  Senior Vice            United
                    First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Jay M. Chernoskey   (B)                  Senior Vice            United
                    First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

James C. Cook       (B)                  Senior Vice            United
                    First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Frederick W.        (B)                  Senior Vice            United
Eubank, III         First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

CUSIP No.  913431-10-2                13D                 Page 80 of 130 Pages

Name                Business (B) or      Title                  Citizenship
                    Residence (R)
                    Address
-----------------   -------------------  ---------------------  --------------


L. Watts            (B)                  Senior Vice            United
Hamrick, III        First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

James H. Hatch      (B)                  Senior Vice          United
                    First Union Capital  President and        States
                    Partners, Inc.       Treasurer
                    One First Union
                    Center
                    301 South College
                    Street
                    5th Floor
                    Charlotte, NC
                    28222-0732

Kent S. Hathaway    (B)                  Senior Vice            United
                    First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    31th Floor
                    Charlotte, NC
                    28222-0630

James M. Kipp       (B)                  Senior Vice          United
                    First Union Capital  President            States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC
                    28222

CUSIP No.  913431-10-2                13D                 Page 81 of 130 Pages

David Neal          (B)                  Senior Vice          United
Morrison            First Union Capital  President            States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC
                    28222

Matthew S.          (B)                  Senior Vice            United
Rankowitz           First Union Capital  President              States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC
                    28222

Kevin J. Roche      (B)                  Senior Vice          United
                    First Union Capital  President            States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC
                    28222

Edward H. Ross      (B)                  Senior Vice          United
                    First Union Capital  President            States
                    Partners, Inc.
                    One First Union
                    Center
                    301 South College
                    Street
                    Charlotte, NC
                    28222

CUSIP No.  913431-10-2                13D                 Page 82 of 130 Pages

                                   EXHIBIT 1

                            VOTING TRUST AGREEMENT
                            ----------------------

          Voting Trust Agreement, dated as of February 20, 1998 (the "Agreement"), among Universal Compression Holdings, Inc. ("Holdings"), each of the stockholders listed on the signature pages hereto (the "Stockholders") and John K. Castle and any successor appointed as provided in this Agreement, as Voting Trustee (the "Voting Trustee").

                                  Recitals
                                  --------

          Holdings is duly organized and validly existing under the laws of the State of Delaware, and, as of the date hereof, the Stockholders are the owners the number of shares of the issued and outstanding Common Stock, par value $0.01 per share, of Holdings (the "Common Stock"), and the number of shares of the issued and outstanding Series A Preferred Stock, par value $.01 per share, of Holdings (the "Preferred Stock") as set forth opposite such Stockholder's name on Exhibit B hereto (the shares of Common Stock and Preferred Stock now
        ---------
owned of record or beneficially or that may be so owned in the future hereafter from time to time by the Stockholders being referred to herein collectively as "Shares").

          In consideration of the premises and of the mutual undertakings of the parties hereinafter set forth, a voting trust (the "Trust") in respect of the Shares of Holdings owned by the Stockholders is hereby created and established, subject to the following terms and conditions, to all and every one of which the parties hereto expressly assent and agree.

1.     DEPOSIT OF SHARES.
       -----------------

          (a)     Transfer of Shares.  Each Stockholder agrees that,
                  ------------------
concurrently with the execution and delivery of this Agreement, he, she or it will transfer and assign, or cause to be transferred and assigned, to the Voting Trustee all of the Shares of Holdings now owned by him, her or it and will deposit or cause to be deposited hereunder, with the Voting Trustee, the certificates for such Shares, all of which certificates, if not registered in the name of the Voting Trustee, shall be duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank.

          (b)     All Capital Stock.  The provisions of this Agreement shall
                  -----------------
apply to any and all Shares of Holdings that (i) may be issued in respect of, in exchange for, or in substitution of any Shares transferred to the Voting

CUSIP No.  913431-10-2                13D                 Page 83 of 130 Pages

Trustee pursuant to paragraph (a) hereof, or (ii) are hereafter acquired by any Stockholder at any time, and each Stockholder agrees that until the termination of this Agreement no Shares of Holdings shall be held by such Stockholder, but all such Shares shall be deposited with the Voting Trustee in accordance with the terms and conditions of this Agreement.

2.     VOTING TRUST CERTIFICATES.
       -------------------------

          (a)     Issue of Certificates.  Subject to the provisions of Section
                  ---------------------
4 hereof, the Voting Trustee shall from time to time issue to each Stockholder, with respect to the Shares of Holdings owned by such Stockholder and so deposited hereunder, a Voting Trust Certificate or Voting Trust Certificates, each in the form of Exhibit A, for the number of Shares equal to that deposited
                    ---------
by such Stockholder, which Certificate or Certificates shall refer to the provisions of this Agreement and be registered on the books of the Trust in such Stockholder's name.

          (b)     Transfer of Certificates.  Voting Trust Certificates shall,
                  ------------------------
to the extent permitted by law and the terms of this Agreement, be transferable (subject to the limitations on transfer otherwise applicable) in the same manner as negotiable instruments; provided, however, that ownership of such
                                  --------  -------
Voting Trust Certificates shall be transferable on the books of the Trust by the holders of record thereof only upon (i) the surrender of such Certificates, properly endorsed by the registered holders, and (ii) delivery to the Voting Trustee (A) by the proposed transferee, of a valid undertaking, in form and substance satisfactory to the Voting Trustee, to become, and such transferee becoming, bound by the terms of this Agreement, and (B) by the proposed transferor, of an opinion of counsel or no-action letter as provided in Section 4 hereof.

3.     STOCKHOLDERS AGREEMENT.
       ----------------------

          (a)     Limitations on Transfer.  All Voting Trust Certificates
                  -----------------------
issued hereunder shall be subject to (i) the limitations on transfer and all other terms provided, with respect to the Shares now or hereafter transferred to the Voting Trustee hereunder, in the Stockholders Agreement dated as of the date hereof, among Holdings and certain of its stockholders (the "Stockholders Agreement"), a copy of which is on file with Holdings.

          (b)     Notices.  Any notice required to be given by any Stockholder
                  -------
to Holdings or others under the Stockholders Agreement with respect to the purchase or sale of any Shares transferred hereunder shall be given to the

CUSIP No.  913431-10-2                13D                 Page 84 of 130 Pages

Voting Trustee who shall promptly transmit such notice to Holdings, and Holdings shall thereafter give all notices required under such Stockholders Agreement to be given to others, including the other stockholders of Holdings.

4.     REGISTRATION OF CERTIFICATES.
       ----------------------------

           Certificates Not Registered.  The Voting Trustee will not register
           ---------------------------
the Voting Trust Certificates under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state in reliance upon each Stockholder's representation hereby made that he, she or it will hold the Voting Trust Certificates subject to all applicable provisions of the Securities Act and such state laws and all applicable rules and regulations promulgated thereunder, and will not offer, sell, transfer or otherwise dispose of said Voting Trust Certificates or any part thereof unless (in addition to compliance with any other applicable restrictions on transfer) he, she or it shall have first obtained (i) an opinion of counsel, in form and substance satisfactory to the Voting Trustee, to the effect that such disposition will not result in a violation of any federal or state law applicable to the offer and sale of securities, or (ii) written advice from the Securities and Exchange Commission that it will take no action with respect to any such proposed disposition of said Voting Trust Certificates.

5.     REPLACEMENT OF CERTIFICATES.
       ---------------------------

          Issue of Replacement Certificates.  In case any Voting Trust
          ---------------------------------
Certificate shall be mutilated, lost, destroyed or stolen, the Voting Trustee may issue and deliver in exchange therefor and upon cancellation of the mutilated Voting Trust Certificate, or in lieu of the lost, destroyed or stolen Voting Trust Certificate, a new Voting Trust Certificate or Voting Trust Certificates representing a like number of Shares, upon the production of evidence of such loss, destruction or theft, satisfactory to the Voting Trustee, and upon receipt of an indemnity satisfactory to the Voting Trustee, and upon compliance also with such other reasonable conditions as the Voting Trustee may prescribe.

6.     STOCK CERTIFICATES HELD BY VOTING TRUSTEES.
       ------------------------------------------

          (a)     Surrender of Certificates.  The certificates for Shares of
                  -------------------------
Holdings deposited with the Voting Trustee shall, if not registered in the name of the Voting Trustee, be surrendered to Holdings and canceled and new certificates therefor issued to and in the name of the Voting Trustee.
Notation shall be made on the face of all certificates issued in the name of the Voting Trustee that they are issued pursuant to this Agreement, and such fact shall also be noted in the records of stock ownership of Holdings.

CUSIP No.  913431-10-2                13D                 Page 85 of 130 Pages

          (b)     Shares Held in Trust.  All Shares deposited with the Voting
                  --------------------
Trustee hereunder shall be held in trust for the Stockholders and their respective heirs, executors, administrators and assigns, and used and applied by the Voting Trustee and his successors in office for the purposes of and in accordance with this Agreement and shall remain subject to the Stockholders Agreement.

          (c)     Transfer of Shares.  The Voting Trustee may cause any Shares
                  ------------------
at any time held by him under this Agreement to be transferred to any name or names other than the name of the Voting Trustee herein named, if such transfer becomes necessary by reason of any change in the person holding the office of Voting Trustee as hereinafter provided.

7.     DIVIDENDS; STOCKHOLDERS RIGHTS.
       ------------------------------

          (a)     Dividends.  Holdings is hereby authorized and directed, and
                  ---------
Holdings hereby agrees, to pay all distributions, payments in respect of redemption of the Preferred Stock and dividends that are payable (and to which the holders of the capital stock shall be entitled) in cash, stock (other than stock entitled to vote in the selection of directors generally (the "Voting Stock")) or other property directly to the registered holder of the Voting Trust Certificate evidencing the Shares on which such distributions, redemption payments or dividends are declared. All Voting Stock issued as dividends or otherwise in respect of the Shares shall also be subject to this Agreement.
The stock certificates for such shares shall be issued in the name of and delivered to the Voting Trustee to be held hereunder, subject to all of the provisions hereof, and the Voting Trustee shall issue additional Voting Trust Certificates in respect of such shares to the Stockholders entitled thereto.

          (b)     Distributions of Capital Stock.  In case Holdings shall at
                  ------------------------------
any time issue any stock or other securities to which the holders of Common Stock or Preferred Stock shall be entitled to subscribe by way of preemptive right or otherwise, or any Stockholder shall be otherwise entitled (including, without limitation, pursuant to the Stockholders Agreement) to purchase any shares of capital stock of Holdings, the Voting Trustee shall promptly give notice of such right so to subscribe or purchase and of the terms thereof to such Stockholder at his, her or its address registered with the Voting Trustee; and such Stockholder upon providing the Voting Trustee with funds in the requisite amount, shall have the right, subject to such reasonable regulations as may be prescribed by the Voting Trustee, to instruct the Voting Trustee to subscribe for or purchase such stock or other securities, or any part thereof; and to the extent that such Stockholder shall fail to exercise such rights the Voting Trustee shall be entitled, in its absolute discretion, to permit such rights so to subscribe or purchase to lapse. Upon receiving proper instructions in writing, the Voting Trustee shall subscribe for or purchase such stock or other securities (but only out of funds provided by such Stockholder for the purpose) and shall distribute the same to such Stockholder, except that any shares of Voting Stock of Holdings, when so subscribed for or purchased and received by the Voting Trustee, shall not be distributed but

CUSIP No.  913431-10-2                13D                 Page 86 of 130 Pages

shall be held hereunder, subject to all the provisions hereof, and the Voting Trustee shall issue new or additional Voting Trust Certificates in appropriate form in respect of such shares to such Stockholder.

8.     ACTIONS BY VOTING TRUSTEE.
       -------------------------

          (a)     Proxy.  A proxy may be given to any person other than the
                  -----
Voting Trustee; provided, that such proxy may be voted only in accordance with
                --------
specific instructions given by the Voting Trustee.

          (b)     Agents.  The Voting Trustee may at any time or from time to
                  ------
time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Voting Trustee, including, without limitation, the appointment of a domestic bank or other institution to act as custodian of the Shares of Holdings held by it hereunder. The fees of such agent or agents shall constitute an expense of the Voting Trustee.

9.     LIABILITY OF VOTING TRUSTEE; INDEMNIFICATION.
      ---------------------------------------------

          (a)     No Liability.  The Voting Trustee assumes no liability as a
                  ------------
stockholder, his interest hereunder being that of trustee only. In voting the stock represented by the stock certificates held by it hereunder (which he may do either in person or by proxy as aforesaid), the Voting Trustee will vote and act in all matters in accordance with his best good faith judgment and the terms of this Agreement, without taking into consideration the preferences of the Stockholders; but he assumes no responsibility or liability in respect of any action taken by him or taken in pursuance of his vote so cast, and the Voting Trustee shall not incur any responsibility as trustee or otherwise by reason of any error of fact or law, mistake of judgment, or of any matter or thing done or suffered or omitted to be done under this Agreement, except for his own individual gross negligence or willful misconduct.

          (b)     Agents.  The Voting Trustee shall not be answerable for the
                  ------
default or misconduct of any agent or attorney appointed by him in pursuance hereof if such agent or attorney shall have been selected with reasonable care.

          (c)     Expenses.  The Voting Trustee shall not be entitled to any
                  --------
compensation for his services but shall be reimbursed by the Stockholders for any reasonable expenses (other than counsel, advisors' and agents' fees) paid or incurred in the administration of the trust hereunder.

          (d)     Indemnity.  The Stockholders hereby jointly and severally
                  ---------
agree that they will at all times protect, indemnify and save harmless the Voting Trustee from any loss, cost or expense of any kind or character whatsoever incurred in connection with this Trust except those, if any, arising

CUSIP No.  913431-10-2                13D                 Page 87 of 130 Pages

from the gross negligence or willful misconduct of the Voting Trustee, and will at all times themselves undertake, assume full responsibility for, and pay all costs and expenses of any suit or litigation of any character, including any proceedings before any governmental agency, with respect to the Shares or this Agreement and, if the Voting Trustee shall be made a party thereto, the Stockholders will pay all costs and expenses, including counsel fees, to which the Voting Trustee may be subject by reason thereof. The Voting Trustee may consult with counsel and other advisors, and the opinions of such counsel and advisors shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Voting Trustee hereunder in good faith and in accordance with such opinions.

          (e)     Survival.  Notwithstanding any other provision hereof, the
                  --------
provisions of this Section 9 shall survive the termination of this Agreement.

10.     VOTING DISCRETION.
        -----------------
          (a)     Voting Discretion.  Except as otherwise provided herein,
                  -----------------
until the termination of this Agreement and the actual delivery of stock certificates in exchange for Voting Trust Certificates hereunder, the Voting Trustee shall possess and shall be entitled in his discretion, not subject to any review, to exercise in person or by proxy, in respect of any and all Shares at any time deposited under this Agreement, all rights and powers of every name and nature, including the right to vote thereon or to consent to any and every act of Holdings, in the same manner and to the same extent as if he were the absolute owner of such stock in his own right.

          (b)     Permitted Actions.  Without limiting the generality of the
                  -----------------
foregoing paragraph (a), the Voting Trustee is specifically authorized to vote for or consent to any of the following:

                  (a)     (i)     an increase or decrease in the authorized
capital of Holdings, (ii) the creation or authorization of any class of capital stock of Holdings, (iii) the issuance or sale of any shares of capital stock or rights to acquire capital stock of Holdings or any subsidiary of Holdings (by conversion, exercise of a warrant or option or otherwise);

                  (b) any amendment of the certificate of incorporation or by-laws of Holdings;

                  (c) the incurrence of any indebtedness for borrowed money;

                  (d) the appointment, election, termination or removal of any officer or director of Holdings;

                  (e) the declaration or payment of any dividend or other distribution to the stockholders of Holdings;

CUSIP No.  913431-10-2                13D                 Page 88 of 130 Pages

                  (f)     (i)     entering into any transaction of merger,
consolidation or amalgamation, or liquidation, winding up or dissolution, (ii) the conveyance, sale, lease, transfer or other disposition of, in a transaction or related series of transactions, substantially all of Holdings' or any of its subsidiaries' property, business or assets, (iii) acquisition by purchase or otherwise of all of the capital stock or other evidences of beneficial ownership of Holdings or any of its subsidiaries, or (iv) any recapitalization or similar restructuring transaction;

                  (g) the acquisition, directly or indirectly, of a significant amount of assets other than in the ordinary course of business;

                  (h) the sale or disposition of, directly or indirectly, a significant amount of assets other than in the ordinary course of business;

                  (i) adoption of any stock option plan for employees or any material changes in any such stock option plan or any other executive compensation plan of Holdings or any of its subsidiaries;

                  (j) any change in the annual compensation of any officer of Holdings;

                  (k) any other extraordinary transaction, including any transaction that changes or would change the nature of the business of Holdings or its subsidiaries; and

                  (l) any other proposal to be voted on or consented to by stockholders of Holdings;

11.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.
        --------------------------------------------------

        Each Stockholder hereby represents and warrants to the Voting Trustee as follows:

          (a)     Authority Relative to This Agreement.  Such Stockholder has
                  ------------------------------------
all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

          (b)     No Conflict.  (i)  The execution and delivery of this
                  -----------
Agreement by such Stockholder and performance of its obligations hereunder do not (A) conflict with or violate any laws applicable to such Stockholder or by

CUSIP No.  913431-10-2                13D                 Page 89 of 130 Pages

which the Shares held by such Stockholder are bound or affected or (B) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares held by such Stockholder are bound or affected.

          (ii) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, authorization or approval or other action by, or notice to or filing with, any governmental authority or other person.

          (c)     Title to the Shares.  As of the date hereof, each
                  -------------------
Stockholder is the record and beneficial owner of the number of shares of Common Stock and the number of shares of Preferred Stock as set forth opposite such Stockholder's name on Exhibit B hereto free and clear of all security
                           ---------
interests, liens, claims, pledges, options, rights of first refusal, contracts, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement, such Stockholder has not appointed or granted (and will not, after the date hereof, appoint or grant) any proxy, which appointment or grant is still effective, with respect to the shares set forth opposite such Stockholder's name on Exhibit B hereto.
        ---------

12.     TERMINATION OF THIS AGREEMENT.
        -----------------------------

          (a)     Term.  Unless terminated sooner pursuant to Section 12(b)
                  ----
hereof, this Agreement shall continue in effect for the maximum period permitted by applicable law as in effect on the date hereof.

          (b)     Termination.  This Agreement shall terminate with respect to
                  -----------
any Shares of Holdings sold, transferred or disposed of by any Stockholder as provided in and subject to compliance with the terms and conditions of the Stockholders Agreement.

          (c)     Irrevocable.  Subject to the foregoing Section 12 (b), during
                  -----------
the term of this Agreement the Trust hereby created shall be irrevocable and no Shares of Holdings held by the Voting Trustee pursuant to the terms of this Agreement shall be transferred to or upon the order of the holder of a Voting Trust Certificate evidencing the beneficial ownership thereof prior to the termination of this Agreement.

CUSIP No.  913431-10-2                13D                 Page 90 of 130 Pages

13.     DELIVERY OF STOCK CERTIFICATES UPON TERMINATION OF THIS AGREEMENT.
        -----------------------------------------------------------------

          (a)     Stock Certificates.  Upon termination of this Agreement, the
                  ------------------
Voting Trustee, in exchange for and upon surrender of any Voting Trust Certificates then outstanding, shall, in accordance with the terms hereof, deliver certificates for capital stock of Holdings of the series or class and in the amount called for by such Voting Trust Certificate and either registered in the name of the holder thereof or duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank to the holder thereof, and the Voting Trustee may require the holder of such Voting Trust Certificate to surrender the same for such exchange.

          (b)     Obligations of Trustee.  After any termination of this
                  ----------------------
Agreement as above provided with respect to all Shares, and delivery by the Voting Trustee of any stock or other property then held hereunder in exchange for outstanding Voting Trust Certificates as provided in this Section 13, all further obligations or duties of the Voting Trustee under this Agreement or any provision hereof shall cease.

14.     RESIGNATION; SUCCESSOR TRUSTEE.
        ------------------------------

          The Voting Trustee may resign at any time by providing Holdings and each Stockholder with written notice to such effect 30 days prior to the effective date of such resignation. If for any reason John K. Castle shall cease to serve as Voting Trustee hereunder, his immediate successor in such capacity shall be Leonard M. Harlan; provided that (i) the person serving as
                                     --------
Voting Trustee may at any time, and from time to time, replace or designate the successor to such Voting Trustee and (ii) each such successor shall be an officer of Castle Harlan, Inc. or an officer of Castle Harlan Partners III GP, Inc. Each such successive designated person shall, upon assuming the duties hereunder upon a vacancy occurring in the office of Voting Trustee, be the Voting Trustee.

15.     INTERESTS ALLOWED AS VOTING TRUSTEE.
        -----------------------------------

          The Voting Trustee may be a creditor or stockholder of Holdings and may act as a director, officer or employee of, or consultant or advisor to, Holdings and receive compensation therefor. In addition, the Voting Trustee and any firm of which he may be a member, and any of his affiliates, may contract with Holdings or have a pecuniary interest in any matter or transaction to which Holdings may be a party, or in which Holdings may be in any way concerned.

16.     EFFECT OF AGREEMENT UPON REPRESENTATIVES, SUCCESSORS AND ASSIGNS.
        ----------------------------------------------------------------

          This Agreement shall inure to the benefit of and be binding upon the Voting Trustee and each Stockholder and their respective legal representatives, successors and assigns.

CUSIP No.  913431-10-2                13D                 Page 91 of 130 Pages

17.     MISCELLANEOUS.
        -------------

          (a)     Deliver to Stockholders.  The Voting Trustee shall deliver to
                  -----------------------
each Stockholder all information received by the Voting Trustee from Holdings or from other stockholders of Holdings.

          (b)     Assignment; Binding Effect.  Except as otherwise provided in
                  --------------------------
this Agreement, no right under this Agreement shall be assignable and any attempted assignment in violation of this provision shall be void. This Agreement, and the rights and obligations of the parties hereunder, shall be binding upon and inure to the benefit of any and all successors, permitted assigns, personal representatives and all other legal representatives, in whatsoever capacity, by operation of law or otherwise, of the parties hereto, in each case with the same force and effect as if the foregoing persons were named herein as parties hereto.

          (c)     Notices.  All notices to be given to the owners of Voting
                  -------
Trust Certificates shall be given by mailing the same in a sealed postpaid envelope to the registered owners of Voting Trust Certificates addressed to their respective addresses as shown on the books of the Trust, and any notice whatsoever when mailed by or on behalf of the Voting Trustee to such registered owners of Voting Trust Certificates as herein provided shall have the same effect as though personally served on all holders of Voting Trust Certificates. All notices to be given to the Voting Trustee shall be given by serving a copy thereof upon him personally or by mailing the same in a sealed postpaid envelope addressed to him at his address set forth below or to such other address as he shall from time to time in writing designate.

          (c)     Filing of Agreement.  Until the termination of this
                  -------------------
Agreement, one original counterpart hereof shall be filed at each of (i) the principal office of Holdings and (ii) the registered office of Holdings in the State of Delaware, and each such counterpart shall be open to the inspection of any holder of any Voting Trust Certificate or any stockholder of Holdings daily during business hours.

          (d)     Amendment.  If at any time it is deemed advisable for the
                  ---------
parties hereto to amend or revoke this Agreement, it may be amended or revoked by an agreement executed by the Voting Trustee, Holdings and the holder or holders of all of the Voting Trust Certificates.

          (e)     Acknowledgment of Obligations.  The Voting Trustee accepts
                  -----------------------------
the trust created hereby subject to all the terms and conditions herein contained and agrees that he will exercise the powers and perform the duties of Voting Trustee as set forth herein according to his best judgment.

          (f)     Applicable Law; Consent to Jurisdiction.  This Agreement and
                  ----------------------------------------
the validity and performance of the terms hereof shall be governed by and

CUSIP No.  913431-10-2                13D                 Page 92 of 130 Pages

construed in accordance with the laws of the State of New York without regard to principles of conflicts of law or choice of law. The parties hereto hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. To the extent permitted by applicable law, the parties hereto consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to such party at its address set forth in this Agreement (and service so made shall be deemed complete five days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.

          (g)     Entire Agreement; Amendments and Waivers.  This Agreement
                  ----------------------------------------
sets forth the entire understanding of the parties with respect to the subject matter hereof. The failure of any party to seek redress for the violation of or to insist upon the strict performance of any term of this Agreement shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Agreement may be amended only by the written consent of each party hereto, and each party hereto may take any action herein prohibited or omit to take action herein required to be performed by it, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived only by the written waiver of the party against whom such action or inaction may negatively affect, but, in any case, such consent or waiver shall only be effective in the specific instance and for the specific purpose for which given.

          (h)     Headings.  The headings in this Agreement are for
                  --------
convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

          (i)     Severability.  If any term, provision, covenant or
                  ------------
restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (j)     Counterparts.  This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

CUSIP No.  913431-10-2                13D                 Page 93 of 130 Pages

          (k)     Specific Performance.  Each of the parties hereto
                  --------------------
acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

CUSIP No.  913431-10-2                13D                 Page 94 of 130 Pages

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



VOTING TRUSTEE:                      STOCKHOLDERS:



                                     UNIVERSAL COMPRESSION HOLDINGS, INC.
----------------------------------
John K. Castle
c/o Castle Harlan, Inc.              By:
                                        ---------------------------------
37th Floor                              Name:
150 East 58th Street                    Title:
New York, New York  10155


                                     ---------------------------
                                     SAMUEL URCIS


                                     ---------------------------
                                     ERNIE DANNER


                                     ---------------------------
                                     STEPHEN SNIDER


                                     ---------------------------
                                     THOMAS HARTFORD


                                     ---------------------------
                                     NEWTON SCHNOOR


                                     ---------------------------
                                     ROBERT RYAN

CUSIP No.  913431-10-2                13D                 Page 95 of 130 Pages

                                     BRANFORD CASTLE HOLDINGS, INC


                                     By:
                                        ---------------------------
                                        Name:
                                        Title:

                                     CASTLE HARLAN OFFSHORE PARTNERS III, L.P.


                                     By:
                                        ---------------------------
                                        Name:
                                        Title:

                                     CASTLE HARLAN AFFILIATES III, L.P.


                                     By:
                                        ---------------------------
                                        Name:
                                        Title:

                                     FROGMORE FORUM FAMILY FUND L.L.C.


                                     By:
                                        ---------------------------
                                        Name:
                                        Title:



                                     ------------------------------
                                     LEONARD M. HARLAN

CUSIP No.  913431-10-2                13D                 Page 96 of 130 Pages

                                     BRANFORD CASTLE HOLDINGS, INC.


                                     By:
                                        ---------------------------
                                        Name:
                                        Title:



                                     ------------------------------
                                     DAVID H.CHOW


                                     ------------------------------
                                     JEFFREY M. SIEGAL


                                     ------------------------------
                                     TUCKER ANTHONY INC., CUSTODIAN
                                     FBO/MARCEL FOURNIER, IRA-R
                                     ID# 04-2566229



                                     ------------------------------
                                     HOWARD WEISS


                                     ------------------------------
                                     MARK A. WEISS 1994 TRUST



                                     ------------------------------
                                     MICHAEL D. WEISS 1994 TRUST


                                     ------------------------------
                                     WILLIAM J. LOVEJOY


                                     ------------------------------
                                     SYLVIA B. ROSEN


                                     ------------------------------
                                     WILLIAM M. PRUELLAGE

                          [VOTING TRUST AGREEMENT]

CUSIP No.  913431-10-2                13D                 Page 97 of 130 Pages

                                                                     EXHIBIT A

          THIS VOTING TRUST CERTIFICATE HAS BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO INTEREST THEREIN MAY BE TRANSFERRED EXCEPT IN COMPLIANCE, ESTABLISHED TO SATISFACTION OF THE ISSUER, WITH SAID ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER BY THE SECURITIES AND EXCHANGE COMMISSION.

          THIS VOTING TRUST CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A STOCKHOLDERS AGREEMENT ON FILE WITH HOLDINGS.

                          VOTING TRUST CERTIFICATE

                     UNIVERSAL COMPRESSION HOLDINGS, INC.



No.  V-
       -------------------------
Class:  Common Stock
        Shares:
                ----------------
Class:  Preferred Stock
        Shares:
                ----------------

           This certificate is evidence that                   has deposited
                                             -----------------
(i)          shares of Common Stock, $0.01 par value per share, of Universal
    --------
Compression Holdings, Inc., a Delaware corporation (the "Company"), and (ii)
     shares of Preferred Stock, no par value per share, of Holdings, with the
----
Voting Trustee hereinafter named in accordance with the terms of the Voting
Trust Agreement (the "Agreement") dated as of        , 1998 among Holdings,
                                              ---- --
each of the Stockholders listed on the signature pages thereof and the person whose name appears below as Voting Trustee (the "Trustee").

          This certificate and the interest represented hereby is transferable on the books of the Trust only in accordance with the terms of the Agreement and any holder of this Certificate takes the same subject to all of the terms and conditions of such Agreement.

CUSIP No.  913431-10-2                13D                 Page 98 of 130 Pages

          IN WITNESS WHEREOF, the Trustee has signed this certificate as of the
    day of         , 1998.
---        ---- --

                                         VOTING TRUSTEE


                                         -------------------------------
                                         John K. Castle

CUSIP No.  913431-10-2                13D                 Page 99 of 130 Pages

                                    EXHIBIT B




          Stockholder              Number of Shares of     Number of Shares of
          -----------              -------------------     -------------------
                                   Common Stock Owned     Preferred Stock Owned
                                   ------------------     ---------------------

Samuel Urcis                             4,400                    17,600
Ernie Danner                             1,000                     4,000
Stephen Snider                           2,000                     8,000
Thomas Hartford                            960                     3,840
Newton Schnoor                             --                        --
Robert Ryan                                --                        --
Branford Castle                          1,181                     4,724
Castle Harlan Offshore                   2,923                    11,692
Castle Harlan Affiliates                 2,980                    11,920
Frogmore Forum                            679                     2,716
Leonard M. Harlan                         590                     2,360



CUSIP No.  913431-10-2                13D                Page 100 of 130 Pages

                                   EXHIBIT 2

                             VOTING TRUST AGREEMENT
                             ----------------------

          Voting Trust Agreement, dated as of December 1, 1998 (the "Agreement"), among Universal Compression Holdings, Inc. ("Holdings"), each of the stockholders listed on the signature pages hereto (the "Stockholders") and John K. Castle and any successor appointed as provided in this Agreement, as Voting Trustee (the "Voting Trustee").

                                   Recitals
                                   --------

          Holdings is duly organized and validly existing under the laws of the State of Delaware, and, as of the date hereof, the Stockholders are the owners the number of shares of the issued and outstanding Common Stock, par value $0.01 per share, of Holdings (the "Common Stock"), and the number of shares of the issued and outstanding Series A Preferred Stock, par value $.01 per share, of Holdings (the "Preferred Stock") as set forth opposite such Stockholder's name on Exhibit B hereto (the shares of Common Stock and Preferred Stock now
        ---------
owned of record or beneficially or that may be so owned in the future hereafter from time to time by the Stockholders being referred to herein collectively as "Shares").

          In consideration of the premises and of the mutual undertakings of the parties hereinafter set forth, a voting trust (the "Trust") in respect of the Shares of Holdings owned by the Stockholders is hereby created and established, subject to the following terms and conditions, to all and every one of which the parties hereto expressly assent and agree.

1.     DEPOSIT OF SHARES.
       -----------------

          (a)     Transfer of Shares.  Each Stockholder agrees that,
                  ------------------
concurrently with the execution and delivery of this Agreement, he, she or it will transfer and assign, or cause to be transferred and assigned, to the Voting Trustee all of the Shares of Holdings now owned by him, her or it and will deposit or cause to be deposited hereunder, with the Voting Trustee, the certificates for such Shares, all of which certificates, if not registered in the name of the Voting Trustee, shall be duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank.

          (b)     All Capital Stock.  The provisions of this Agreement shall
                  -----------------
apply to any and all Shares of Holdings that (i) may be issued in respect of, in exchange for, or in substitution of any Shares transferred to the Voting

CUSIP No.  913431-10-2                13D                Page 101 of 130 Pages

Trustee pursuant to paragraph (a) hereof, or (ii) are hereafter acquired by any Stockholder at any time, and each Stockholder agrees that until the termination of this Agreement no Shares of Holdings shall be held by such Stockholder, but all such Shares shall be deposited with the Voting Trustee in accordance with the terms and conditions of this Agreement.

2.     VOTING TRUST CERTIFICATES.
       -------------------------

          (a)     Issue of Certificates.  Subject to the provisions of Section
                  ---------------------
4 hereof, the Voting Trustee shall from time to time issue to each Stockholder, with respect to the Shares of Holdings owned by such Stockholder and so deposited hereunder, a Voting Trust Certificate or Voting Trust Certificates, each in the form of Exhibit A, for the number of Shares equal to that deposited
                    ---------
by such Stockholder, which Certificate or Certificates shall refer to the provisions of this Agreement and be registered on the books of the Trust in such Stockholder's name.

          (b)     Transfer of Certificates.  Voting Trust Certificates shall,
                  ------------------------
to the extent permitted by law and the terms of this Agreement, be transferable (subject to the limitations on transfer otherwise applicable) in the same manner as negotiable instruments; provided, however, that ownership of such
                                  --------  -------
Voting Trust Certificates shall be transferable on the books of the Trust by the holders of record thereof only upon (i) the surrender of such Certificates, properly endorsed by the registered holders, and (ii) delivery to the Voting Trustee (A) by the proposed transferee, of a valid undertaking, in form and substance satisfactory to the Voting Trustee, to become, and such transferee becoming, bound by the terms of this Agreement, and (B) by the proposed transferor, of an opinion of counsel or no-action letter as provided in Section 4 hereof.

3.     STOCKHOLDERS AGREEMENT.
       ----------------------

          (a)     Limitations on Transfer.  All Voting Trust Certificates
                  -----------------------
issued hereunder shall be subject to (i) the limitations on transfer and all other terms provided, with respect to the Shares now or hereafter transferred to the Voting Trustee hereunder, in the Stockholders Agreement dated as of the date hereof, among Holdings and certain of its stockholders (the "Stockholders Agreement"), a copy of which is on file with Holdings.

          (b)     Notices.  Any notice required to be given by any Stockholder
                  -------
to Holdings or others under the Stockholders Agreement with respect to the

CUSIP No.  913431-10-2                13D                Page 102 of 130 Pages

purchase or sale of any Shares transferred hereunder shall be given to the Voting Trustee who shall promptly transmit such notice to Holdings, and Holdings shall thereafter give all notices required under such Stockholders Agreement to be given to others, including the other stockholders of Holdings.

4.     REGISTRATION OF CERTIFICATES.
       ----------------------------

          Certificates Not Registered.  The Voting Trustee will not register
          ---------------------------
the Voting Trust Certificates under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state in reliance upon each Stockholder's representation hereby made that he, she or it will hold the Voting Trust Certificates subject to all applicable provisions of the Securities Act and such state laws and all applicable rules and regulations promulgated thereunder, and will not offer, sell, transfer or otherwise dispose of said Voting Trust Certificates or any part thereof unless (in addition to compliance with any other applicable restrictions on transfer) he, she or it shall have first obtained (i) an opinion of counsel, in form and substance satisfactory to the Voting Trustee, to the effect that such disposition will not result in a violation of any federal or state law applicable to the offer and sale of securities, or (ii) written advice from the Securities and Exchange Commission that it will take no action with respect to any such proposed disposition of said Voting Trust Certificates.

5.     REPLACEMENT OF CERTIFICATES.
       ---------------------------

          Issue of Replacement Certificates.  In case any Voting Trust
          ---------------------------------
Certificate shall be mutilated, lost, destroyed or stolen, the Voting Trustee may issue and deliver in exchange therefor and upon cancellation of the mutilated Voting Trust Certificate, or in lieu of the lost, destroyed or stolen Voting Trust Certificate, a new Voting Trust Certificate or Voting Trust Certificates representing a like number of Shares, upon the production of evidence of such loss, destruction or theft, satisfactory to the Voting Trustee, and upon receipt of an indemnity satisfactory to the Voting Trustee, and upon compliance also with such other reasonable conditions as the Voting Trustee may prescribe.

6.     STOCK CERTIFICATES HELD BY VOTING TRUSTEES.
       ------------------------------------------

          (a)     Surrender of Certificates.  The certificates for Shares of
                  -------------------------
Holdings deposited with the Voting Trustee shall, if not registered in the name of the Voting Trustee, be surrendered to Holdings and canceled and new certificates therefor issued to and in the name of the Voting Trustee.
Notation shall be made on the face of all certificates issued in the name of the Voting Trustee that they are issued pursuant to this Agreement, and such

CUSIP No.  913431-10-2                13D                Page 103 of 130 Pages

fact shall also be noted in the records of stock ownership of Holdings.


          (b)     Shares Held in Trust.  All Shares deposited with the Voting
                  --------------------
Trustee hereunder shall be held in trust for the Stockholders and their respective heirs, executors, administrators and assigns, and used and applied by the Voting Trustee and his successors in office for the purposes of and in accordance with this Agreement and shall remain subject to the Stockholders Agreement.

          (c)     Transfer of Shares.  The Voting Trustee may cause any Shares
                  ------------------
at any time held by him under this Agreement to be transferred to any name or names other than the name of the Voting Trustee herein named, if such transfer becomes necessary by reason of any change in the person holding the office of Voting Trustee as hereinafter provided.

7.     DIVIDENDS; STOCKHOLDERS RIGHTS.
       ------------------------------

          (a)     Dividends.  Holdings is hereby authorized and directed, and
                  ---------
Holdings hereby agrees, to pay all distributions, payments in respect of redemption of the Preferred Stock and dividends that are payable (and to which the holders of the capital stock shall be entitled) in cash, stock (other than stock entitled to vote in the selection of directors generally (the "Voting Stock")) or other property directly to the registered holder of the Voting Trust Certificate evidencing the Shares on which such distributions, redemption payments or dividends are declared. All Voting Stock issued as dividends or otherwise in respect of the Shares shall also be subject to this Agreement.
The stock certificates for such shares shall be issued in the name of and delivered to the Voting Trustee to be held hereunder, subject to all of the provisions hereof, and the Voting Trustee shall issue additional Voting Trust Certificates in respect of such shares to the Stockholders entitled thereto.

          (b)     Distributions of Capital Stock.  In case Holdings shall at
                  ------------------------------
any time issue any stock or other securities to which the holders of Common Stock or Preferred Stock shall be entitled to subscribe by way of preemptive right or otherwise, or any Stockholder shall be otherwise entitled (including, without limitation, pursuant to the Stockholders Agreement) to purchase any shares of capital stock of Holdings, the Voting Trustee shall promptly give notice of such right so to subscribe or purchase and of the terms thereof to such Stockholder at his, her or its address registered with the Voting Trustee; and such Stockholder upon providing the Voting Trustee with funds in the requisite amount, shall have the right, subject to such reasonable regulations as may be prescribed by the Voting Trustee, to instruct the Voting Trustee to subscribe for or purchase such stock or other securities, or any part thereof; and to the extent that such Stockholder shall fail to exercise such rights the

CUSIP No.  913431-10-2                13D                Page 104 of 130 Pages

Voting Trustee shall be entitled, in its absolute discretion, to permit such rights so to subscribe or purchase to lapse. Upon receiving proper instructions in writing, the Voting Trustee shall subscribe for or purchase such stock or other securities (but only out of funds provided by such Stockholder for the purpose) and shall distribute the same to such Stockholder, except that any shares of Voting Stock of Holdings, when so subscribed for or purchased and received by the Voting Trustee, shall not be distributed but shall be held hereunder, subject to all the provisions hereof, and the Voting Trustee shall issue new or additional Voting Trust Certificates in appropriate form in respect of such shares to such Stockholder.

8.     ACTIONS BY VOTING TRUSTEE.
       -------------------------

          (a)     Proxy.  A proxy may be given to any person other than the
                  -----
Voting Trustee; provided, that such proxy may be voted only in accordance with
                --------
specific instructions given by the Voting Trustee.

          (b)     Agents.  The Voting Trustee may at any time or from time to
                  ------
time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Voting Trustee, including, without limitation, the appointment of a domestic bank or other institution to act as custodian of the Shares of Holdings held by it hereunder. The fees of such agent or agents shall constitute an expense of the Voting Trustee.

9.     LIABILITY OF VOTING TRUSTEE; INDEMNIFICATION.
       --------------------------------------------

          (a)     No Liability.  The Voting Trustee assumes no liability as a
                  ------------
stockholder, his interest hereunder being that of trustee only. In voting the stock represented by the stock certificates held by it hereunder (which he may do either in person or by proxy as aforesaid), the Voting Trustee will vote and act in all matters in accordance with his best good faith judgment and the terms of this Agreement, without taking into consideration the preferences of the Stockholders; but he assumes no responsibility or liability in respect of any action taken by him or taken in pursuance of his vote so cast, and the Voting Trustee shall not incur any responsibility as trustee or otherwise by reason of any error of fact or law, mistake of judgment, or of any matter or thing done or suffered or omitted to be done under this Agreement, except for his own individual gross negligence or willful misconduct.

          (b)     Agents.  The Voting Trustee shall not be answerable for the
                  ------
default or misconduct of any agent or attorney appointed by him in pursuance hereof if such agent or attorney shall have been selected with reasonable care.

CUSIP No.  913431-10-2                13D                Page 105 of 130 Pages

          (c)     Expenses.  The Voting Trustee shall not be entitled to any
                  --------
compensation for his services but shall be reimbursed by the Stockholders for any reasonable expenses (other than counsel, advisors' and agents' fees) paid or incurred in the administration of the trust hereunder.

          (d)     Indemnity.  The Stockholders hereby jointly and severally
                  ---------
agree that they will at all times protect, indemnify and save harmless the Voting Trustee from any loss, cost or expense of any kind or character whatsoever incurred in connection with this Trust except those, if any, arising from the gross negligence or willful misconduct of the Voting Trustee, and will at all times themselves undertake, assume full responsibility for, and pay all costs and expenses of any suit or litigation of any character, including any proceedings before any governmental agency, with respect to the Shares or this Agreement and, if the Voting Trustee shall be made a party thereto, the Stockholders will pay all costs and expenses, including counsel fees, to which the Voting Trustee may be subject by reason thereof. The Voting Trustee may consult with counsel and other advisors, and the opinions of such counsel and advisors shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Voting Trustee hereunder in good faith and in accordance with such opinions.

          (e)     Survival.  Notwithstanding any other provision hereof, the
                  --------
provisions of this Section 9 shall survive the termination of this Agreement.

10.     VOTING DISCRETION.
        -----------------

          (a)     Voting Discretion.  Except as otherwise provided herein,
                  -----------------
until the termination of this Agreement and the actual delivery of stock certificates in exchange for Voting Trust Certificates hereunder, the Voting Trustee shall possess and shall be entitled in his discretion, not subject to any review, to exercise in person or by proxy, in respect of any and all Shares at any time deposited under this Agreement, all rights and powers of every name and nature, including the right to vote thereon or to consent to any and every act of Holdings, in the same manner and to the same extent as if he were the absolute owner of such stock in his own right.

          (b)     Permitted Actions.  Without limiting the generality of the
                  -----------------
foregoing paragraph (a), the Voting Trustee is specifically authorized to vote for or consent to any of the following:

                 (a)     (i)     an increase or decrease in the authorized
capital of Holdings, (ii) the creation or authorization of any class of capital stock of Holdings, (iii) the issuance or sale of any shares of capital stock or rights to acquire capital stock of Holdings or any subsidiary of

CUSIP No.  913431-10-2                13D                Page 106 of 130 Pages

Holdings (by conversion, exercise of a warrant or option or otherwise);

                 (b) any amendment of the certificate of incorporation or by-laws of Holdings;

                 (c) the incurrence of any indebtedness for borrowed money;

                 (d) the appointment, election, termination or removal of any officer or director of Holdings;

                 (e) the declaration or payment of any dividend or other distribution to the stockholders of Holdings;

                 (f)     (i)     entering into any transaction of merger,
consolidation or amalgamation, or liquidation, winding up or dissolution, (ii) the conveyance, sale, lease, transfer or other disposition of, in a transaction or related series of transactions, substantially all of Holdings' or any of its subsidiaries' property, business or assets, (iii) acquisition by purchase or otherwise of all of the capital stock or other evidences of beneficial ownership of Holdings or any of its subsidiaries, or (iv) any recapitalization or similar restructuring transaction;

                 (g) the acquisition, directly or indirectly, of a significant amount of assets other than in the ordinary course of business;

                 (h) the sale or disposition of, directly or indirectly, a significant amount of assets other than in the ordinary course of business;

                 (i) adoption of any stock option plan for employees or any material changes in any such stock option plan or any other executive compensation plan of Holdings or any of its subsidiaries;

                 (j) any change in the annual compensation of any officer of Holdings;

                 (k) any other extraordinary transaction, including any transaction that changes or would change the nature of the business of Holdings or its subsidiaries; and

                 (l) any other proposal to be voted on or consented to by stockholders of Holdings;

11.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.
        --------------------------------------------------

        Each Stockholder hereby represents and warrants to the Voting Trustee as follows:

CUSIP No.  913431-10-2                13D                Page 107 of 130 Pages

          (a)     Authority Relative to This Agreement.  Such Stockholder has
                  ------------------------------------
all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

          (b)     No Conflict.  (i)  The execution and delivery of this
                  -----------
Agreement by such Stockholder and performance of its obligations hereunder do not (A) conflict with or violate any laws applicable to such Stockholder or by which the Shares held by such Stockholder are bound or affected or (B) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares held by such Stockholder are bound or affected.

          (ii) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, authorization or approval or other action by, or notice to or filing with, any governmental authority or other person.

          (c)     Title to the Shares.  As of the date hereof, each
                  -------------------
Stockholder is the record and beneficial owner of the number of shares of Common Stock and the number of shares of Preferred Stock as set forth opposite such Stockholder's name on Exhibit B hereto free and clear of all security
                           ---------
interests, liens, claims, pledges, options, rights of first refusal, contracts, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement, such Stockholder has not appointed or granted (and will not, after the date hereof, appoint or grant) any proxy, which appointment or grant is still effective, with respect to the shares set forth opposite such Stockholder's name on Exhibit B hereto.
        ---------

CUSIP No.  913431-10-2                13D                Page 108 of 130 Pages

12.     TERMINATION OF THIS AGREEMENT.
        -----------------------------

          (a)     Term.  Unless terminated sooner pursuant to Section 12(b)
                  ----
hereof, this Agreement shall continue in effect for the maximum period permitted by applicable law as in effect on the date hereof.

          (b)     Termination.  This Agreement shall terminate with respect to
                  -----------
any Shares of Holdings sold, transferred or disposed of by any Stockholder as provided in and subject to compliance with the terms and conditions of the Stockholders Agreement.

          (c)     Irrevocable.  Subject to the foregoing Section 12 (b), during
                  -----------
the term of this Agreement the Trust hereby created shall be irrevocable and no Shares of Holdings held by the Voting Trustee pursuant to the terms of this Agreement shall be transferred to or upon the order of the holder of a Voting Trust Certificate evidencing the beneficial ownership thereof prior to the termination of this Agreement.

13.     DELIVERY OF STOCK CERTIFICATES UPON TERMINATION OF THIS AGREEMENT.
        -----------------------------------------------------------------

          (a)     Stock Certificates.  Upon termination of this Agreement, the
                  ------------------
Voting Trustee, in exchange for and upon surrender of any Voting Trust Certificates then outstanding, shall, in accordance with the terms hereof, deliver certificates for capital stock of Holdings of the series or class and in the amount called for by such Voting Trust Certificate and either registered in the name of the holder thereof or duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank to the holder thereof, and the Voting Trustee may require the holder of such Voting Trust Certificate to surrender the same for such exchange.

          (b)     Obligations of Trustee.  After any termination of this
                  ----------------------
Agreement as above provided with respect to all Shares, and delivery by the Voting Trustee of any stock or other property then held hereunder in exchange for outstanding Voting Trust Certificates as provided in this Section 13, all further obligations or duties of the Voting Trustee under this Agreement or any provision hereof shall cease.

14.     RESIGNATION; SUCCESSOR TRUSTEE.
        ------------------------------

          The Voting Trustee may resign at any time by providing Holdings and each Stockholder with written notice to such effect 30 days prior to the effective date of such resignation. If for any reason John K. Castle shall

CUSIP No.  913431-10-2                13D                Page 109 of 130 Pages

cease to serve as Voting Trustee hereunder, his immediate successor in such capacity shall be Leonard M. Harlan; provided that (i) the person serving as
                                     --------
Voting Trustee may at any time, and from time to time, replace or designate the successor to such Voting Trustee and (ii) each such successor shall be an officer of Castle Harlan, Inc. or an officer of Castle Harlan Partners III GP, Inc. Each such successive designated person shall, upon assuming the duties hereunder upon a vacancy occurring in the office of Voting Trustee, be the Voting Trustee.

15.     INTERESTS ALLOWED AS VOTING TRUSTEE.
        -----------------------------------

          The Voting Trustee may be a creditor or stockholder of Holdings and may act as a director, officer or employee of, or consultant or advisor to, Holdings and receive compensation therefor. In addition, the Voting Trustee and any firm of which he may be a member, and any of his affiliates, may contract with Holdings or have a pecuniary interest in any matter or transaction to which Holdings may be a party, or in which Holdings may be in any way concerned.

16.     EFFECT OF AGREEMENT UPON REPRESENTATIVES, SUCCESSORS AND ASSIGNS.
        ----------------------------------------------------------------

          This Agreement shall inure to the benefit of and be binding upon the Voting Trustee and each Stockholder and their respective legal representatives, successors and assigns.

17.     MISCELLANEOUS.
        -------------

          (a)     Deliver to Stockholders.  The Voting Trustee shall deliver to
                  -----------------------
each Stockholder all information received by the Voting Trustee from Holdings or from other stockholders of Holdings.

          (b)     Assignment; Binding Effect.  Except as otherwise provided in
                  --------------------------
this Agreement, no right under this Agreement shall be assignable and any attempted assignment in violation of this provision shall be void. This Agreement, and the rights and obligations of the parties hereunder, shall be binding upon and inure to the benefit of any and all successors, permitted assigns, personal representatives and all other legal representatives, in whatsoever capacity, by operation of law or otherwise, of the parties hereto, in each case with the same force and effect as if the foregoing persons were named herein as parties hereto..

          (c)     Notices.  All notices to be given to the owners of Voting
                  -------
Trust Certificates shall be given by mailing the same in a sealed postpaid

CUSIP No.  913431-10-2                13D                Page 110 of 130 Pages

envelope to the registered owners of Voting Trust Certificates addressed to their respective addresses as shown on the books of the Trust, and any notice whatsoever when mailed by or on behalf of the Voting Trustee to such registered owners of Voting Trust Certificates as herein provided shall have the same effect as though personally served on all holders of Voting Trust Certificates. All notices to be given to the Voting Trustee shall be given by serving a copy thereof upon him personally or by mailing the same in a sealed postpaid envelope addressed to him at his address set forth below or to such other address as he shall from time to time in writing designate.

          (c)     Filing of Agreement.  Until the termination of this
                  -------------------
Agreement, one original counterpart hereof shall be filed at each of (i) the principal office of Holdings and (ii) the registered office of Holdings in the State of Delaware, and each such counterpart shall be open to the inspection of any holder of any Voting Trust Certificate or any stockholder of Holdings daily during business hours.

          (d)     Amendment.  If at any time it is deemed advisable for the
                  ---------
parties hereto to amend or revoke this Agreement, it may be amended or revoked by an agreement executed by the Voting Trustee, Holdings and the holder or holders of all of the Voting Trust Certificates.

          (e)     Acknowledgment of Obligations.  The Voting Trustee accepts
                  -----------------------------
the trust created hereby subject to all the terms and conditions herein contained and agrees that he will exercise the powers and perform the duties of Voting Trustee as set forth herein according to his best judgment.

          (f)     Applicable Law; Consent to Jurisdiction.  This Agreement and
                  ----------------------------------------
the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law or choice of law. The parties hereto hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. To the extent permitted by applicable law, the parties hereto consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to such party at its address set forth in this Agreement (and service so made shall be deemed complete five days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.

CUSIP No.  913431-10-2                13D                Page 111 of 130 Pages

          (g)     Entire Agreement; Amendments and Waivers.  This Agreement
                  ----------------------------------------
sets forth the entire understanding of the parties with respect to the subject matter hereof. The failure of any party to seek redress for the violation of or to insist upon the strict performance of any term of this Agreement shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Agreement may be amended only by the written consent of each party hereto, and each party hereto may take any action herein prohibited or omit to take action herein required to be performed by it, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived only by the written waiver of the party against whom such action or inaction may negatively affect, but, in any case, such consent or waiver shall only be effective in the specific instance and for the specific purpose for which given.

          (h)     Headings.  The headings in this Agreement are for
                  --------
convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

          (i)     Severability.  If any term, provision, covenant or
                  ------------
restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (j)     Counterparts.  This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          (k)     Specific Performance.  Each of the parties hereto
                  --------------------
acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

CUSIP No.  913431-10-2                13D                Page 112 of 130 Pages

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                            UNIVERSAL COMPRESSION HOLDINGS,
VOTING TRUSTEE:                             INC.

                                            By:  ------------------------------
---------------------------------                Name:
John K. Castle                                   Title:
c/o Castle Harlan, Inc.
37th Floor
150 East 58th Street
New York, New York  10155
                                            STOCKHOLDERS


                                            --------------------------------
                                           JOHN PETER LABORDE


                                            --------------------------------
                                           JOHN TRACY LABORDE


                                            --------------------------------
                                           CLIFFE FLOYD LABORDE


                                            --------------------------------
                                           GARY LEE LABORDE


                                            --------------------------------
                                           JOHN PETER LABORDE, JR.


                                            --------------------------------
                                           MARY ADRIENNE LABORDE PARSONS

CUSIP No.  913431-10-2                13D                Page 113 of 130 Pages

                                                                     EXHIBIT A

          THIS VOTING TRUST CERTIFICATE HAS BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO INTEREST THEREIN MAY BE TRANSFERRED EXCEPT IN COMPLIANCE, ESTABLISHED TO SATISFACTION OF THE ISSUER, WITH SAID ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER BY THE SECURITIES AND EXCHANGE COMMISSION.

          THIS VOTING TRUST CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A STOCKHOLDERS AGREEMENT ON FILE WITH HOLDINGS.

                          VOTING TRUST CERTIFICATE

                     UNIVERSAL COMPRESSION HOLDINGS, INC.


No.  V-
       -----------------------
Class: Common Stock
       Shares: ---------------
Class: Preferred Stock
       Shares: ---------------

          This certificate is evidence that --------------- has deposited (i) shares of Common Stock, $0.01 par value per share, of Universal
--------
Compression Holdings, Inc., a Delaware corporation (the "Company"), and (ii)
     shares of Preferred Stock, no par value per share, of Holdings, with the
----
Voting Trustee hereinafter named in accordance with the terms of the Voting
Trust Agreement (the "Agreement") dated as of          , 1998 among Holdings,
                                              ------ --
each of the Stockholders listed on the signature pages thereof and the person whose name appears below as Voting Trustee (the "Trustee").

          This certificate and the interest represented hereby is transferable on the books of the Trust only in accordance with the terms of the Agreement and any holder of this Certificate takes the same subject to all of the terms and conditions of such Agreement.

          IN WITNESS WHEREOF, the Trustee has signed this certificate as of the
     day of           , 1998.
----        ------- --

                                          VOTING TRUSTEE

                                          -------------------------------------
                                          John K. Castle

CUSIP No.  913431-10-2                13D                Page 114 of 130 Pages

                                   EXHIBIT B
                                   ---------




                               Number of Shares of       Number of Shares of
Stockholder                    Common Stock Owned        Preferred Stock Owned
-----------                    ------------------        ---------------------

John Peter Laborde                   2,000                      8,000

John Tracy Laborde                     400                      1,600

Cliffe Floyd Laborde                   400                      1,600

Gary Lee Laborde                       400                      1,600

John Peter Laborde, Jr.                400                      1,600

Mary Adrienne Laborde Parsons          400                      1,600


CUSIP No.  913431-10-2                13D                Page 115 of 130 Pages

                                   EXHIBIT 3

          VOTING AGREEMENT, dated as of February 20, 1998 (the "Agreement"), by and among Universal Compression Holdings, Inc. ("Holdings"), Castle Harlan Partners III, L.P., a Delaware limited partnership ("CHPIII," and together with related accounts or funds managed by Castle Harlan, Inc. ("CHI") or an Affiliate of CHI, referred to herein collectively as "CHP"), and the undersigned (collectively, the "Co-Investors").

          WHEREAS, Holdings and the Co-Investors are parties to a Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), whereby the Co-Investors purchased from Holdings and Holdings issued and sold to the Co-Investors (i) the number of shares of Common Stock, par value $.01 per share ("Common Stock") of Holdings and (ii) the number of shares of Series A Preferred Stock, par value $.01 per share ("Preferred Stock") of Holdings set forth opposite the name of each Co-Investor on Annex I.
                    -------

          WHEREAS, in connection with such purchase, CHPIII, Holdings and the Co-Investors hereby wish to set forth their understanding with respect to the manner in which each Co-Investor will exercise its voting rights as a stockholder of Holdings in matters requiring the vote of the stockholders of Holdings.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.     Definitions.
                 -----------

          "Affiliate" shall, as to Holdings or any other specified
           ---------
Person, mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Holdings (or other specified Person), and (ii) any Person, directly or indirectly, having Beneficial Ownership of at least 10% of any class of outstanding capital stock or other evidence of Beneficial Ownership in Holdings or such other Person; provided, however, that no holder of
                               --------  -------
Holdings Securities shall by reason of such holding be an Affiliate of Holdings or any of its Subsidiaries for purposes of this Agreement, and (iii) any employee of CHI or Affiliates of CHI.

          "Beneficial Ownership" shall be interpreted herein to have the
           --------------------
same meaning as set forth in Section 13(d) of the Exchange Act.

          "Change in Control" shall mean any of the following:  (i) a
           -----------------
majority of Holdings' board of directors shall be comprised of Persons other than designees of the entities or persons constituted within CHP or Affiliates

CUSIP No.  913431-10-2                13D                Page 116 of 130 Pages

of CHP and of CHP's Affiliates; (ii) CHP and the Affiliates of CHP shall cease to have Beneficial Ownership, directly or indirectly, of equity securities of Holdings representing at least 30% (until Holdings' initial public offering of Common Stock has been consummated or, if no Change in Control has occurred prior thereto, 15% thereafter, in each case) of the total combined ordinary voting power of all equity securities of Holdings; (iii) the sole general partner of CHPIII shall be neither Castle Harlan Partners III GP, Inc. or an entity controlling, controlled by or under common control with Castle Harlan Partners III GP, Inc.; or (iv) all or substantially all the assets of Universal Compression, Inc. and its Subsidiaries are directly or through transfer of equity interests transferred or otherwise disposed of in one or a series of related transactions to an entity in which CHP and its Affiliates fail to own the foregoing percentages, as appropriate, and after which Holdings ceases to own directly or indirectly substantially all equity interests of each entity acquiring such assets.

          "CHP" shall have the meaning set forth in the first paragraph
           ---
hereof.

          "CHPIII" shall have the meaning set forth in the first
           ------
paragraph hereof.

          "CHI" shall have the meaning set forth in the first paragraph
           ---
hereof.

          "Common Stock" shall have the meaning set forth in the recital
           ------------
hereto.

          "Exchange Act" shall mean the Securities Exchange Act of 1934,
           ------------
as amended, and all rules and regulations promulgated thereunder.

          "Extraordinary Event"  shall have the meaning set forth in
           -------------------
Section 2.

          "Holdings" shall have the meaning set forth in the first
           --------
paragraph hereof.

          "Holdings Securities" shall mean the Common Stock and the
           -------------------
Preferred Stock as collectively referred to herein.

          "Preferred Stock" shall have the meaning set forth in the
           ---------------
recital hereto.

CUSIP No.  913431-10-2                13D                Page 117 of 130 Pages

          "Securities Act" shall mean the Securities Act of 1933, as
           --------------
amended, and all rules and regulations promulgated thereunder.

          "Subsidiary" shall mean any Person of which Holdings or other
           ----------
specified Person now or hereafter shall at the time own directly or indirectly at least a majority of the outstanding capital stock (or other evidence of Beneficial Ownership) entitled to vote generally or at least a majority of the partnership, joint venture or similar interest, or in which Holdings or other specified Person is a general partner or joint venturer without limited liability.

          2.     Agreement to Vote Shares.  From and after the date of
                 ------------------------
this Agreement until the occurrence of a Change in Control, in the event that there shall be presented for a vote by the holders of Holdings Securities at any regular or special meeting of the stockholders of Holdings, or in any written consent executed by holders of Holdings Securities in lieu of such a meeting of stockholders, any matter, proposition or proposal relating to any of:

                 (a)     (i)     an increase or decrease in the authorized
capital of Holdings, (ii) the creation or authorization of any class of capital stock of Holdings, (iii) the issuance or sale of any shares of capital stock or rights to acquire capital stock of Holdings or any subsidiary of Holdings (by conversion, exercise of a warrant or option or otherwise);

                 (b) any amendment of the certificate of incorporation or by-laws of Holdings;

                 (c) the incurrence of any indebtedness for borrowed money;

                 (d) the appointment, election, termination or removal of any officer or director of Holdings;

                 (e) the declaration or payment of any dividend or other distribution to the stockholders of Holdings;

                 (f)     (i)     entering into any transaction of merger,
consolidation or amalgamation, or liquidation, winding up or dissolution, (ii) the conveyance, sale, lease, transfer or other disposition of, in a transaction or related series of transactions, substantially all of Holdings' or any of its Subsidiaries' property, business or assets, (iii) acquisition by purchase or otherwise of all of the capital stock or other evidences of Beneficial Ownership of Holdings or any of its Subsidiaries, or (iv) any recapitalization or similar restructuring transaction;

                 (g) the acquisition, directly or indirectly, of a significant amount of assets other than in the ordinary course of business;

CUSIP No.  913431-10-2                13D                Page 118 of 130 Pages

                 (h) the sale or disposition of, directly or indirectly, a significant amount of assets other than in the ordinary course of business;

                 (i) adoption of any stock option plan for employees or any material changes in any such stock option plan or any other executive compensation plan of Holdings or any of its Subsidiaries;

                 (j) any change in the annual compensation of any officer of Holdings;

                 (k) any other extraordinary transaction, including any transaction that changes or would change the nature of the business of Holdings or its Subsidiaries; and

                 (l) any other proposal to be voted on or consented to by stockholders of Holdings;

each Co-Investor agrees (and, as a condition to its transfer of any Holdings Securities to a Person not otherwise a party to this Agreement or to the Voting Trust Agreement, dated the date hereof, by and among Holdings, John K. Castle, as voting trustee, and certain of the stockholders of Holdings, shall cause such transferee to agree) to vote and execute written consents for all shares of Holdings Securities which it is or becomes entitled to vote in the same proportion for and against such matter, proposition or proposal as CHPIII shall vote, or execute written consents with respect to, its shares of Holdings Securities with respect to such matter, proposition or proposal.

          3.     Further Action.  Each party hereto agrees to execute
                 --------------
and deliver any instrument and take any action that may reasonably be requested by any other party for the purpose of effectuating the provisions of this Agreement.

          4.     Miscellaneous Provisions.
                 ------------------------

                 (a)     Assignment; Binding Effect.  Except as
                         --------------------------
otherwise provided in this Agreement (and except for any transfer by Mellon Bank, N.A. as trustee for the Bell Atlantic Master Trust to any successor trustee or nominee for, or successor by reorganization of, such Trust), no right under this Agreement shall be assignable and any attempted assignment in violation of this provision shall be void. This Agreement, and the rights and obligations of the parties hereunder, shall be binding upon and inure to the benefit of any and all successors, permitted assigns, personal representatives and all other legal representatives, in whatsoever capacity, by operation of law or otherwise, of the parties hereto, in each case with the same force and effect as if the foregoing persons were named herein as parties hereto.

CUSIP No.  913431-10-2                13D                Page 119 of 130 Pages

                 (b)     Notices.  Any notice or other communication
                         -------
required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied with confirmed receipt, sent by certified, registered, or express mail, postage prepaid, or sent by a national next-day delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally or telecopied, or if mailed, 2 days after the date of mailing, or, if by national next-day delivery service, on the day after delivery to such service as follows:

                 (i)     If to Holdings, to it at the following address:

                              Castle Harlan, Inc.
                              150 E. 58th Street
                              New York, NY 10155
                              Attention:  Jeffrey M. Siegal

                 (ii) If to CHPIII or the other entities or persons constituted within CHP, to any of them at the following address:

                              Castle Harlan Partners III, L.P.
                              150 E. 58th Street
                              New York, NY 10155
                              Attention:  Jeffrey M. Siegal

                 with a copy to:

                              Schulte Roth & Zabel LLP
                              900 Third Avenue
                              New York, NY 10022
                              Attention:  Andre Weiss, Esq.

                 (iii) If to the Co-Investors, to them at their respective addresses set forth next to their names on Annex II hereto;
                 --------

or at such other address or addresses as either party hereto shall have specified by notice in writing to the other party (provided, that such
                                                   --------
notice of change of address shall be deemed to have been duly given only when actually received).

                 (c)     Applicable Law; Consent to Jurisdiction.  This
                         ----------------------------------------
Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law or choice of law. The parties

CUSIP No.  913431-10-2                13D                Page 120 of 130 Pages

hereto hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. To the extent permitted by applicable law, the parties hereto consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to such party at its address set forth in this Agreement (and service so made shall be deemed complete five days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.

                 (d)     Entire Agreement; Amendments and Waivers.  This
                         ----------------------------------------
Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. The failure of any party to seek redress for the violation of or to insist upon the strict performance of any term of this Agreement shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. This Agreement may be amended only by the written consent of Holdings, CHPIII, and the Co-Investors holding a majority of Holdings Securities (excluding Holdings Securities held by CHPIII or any entity constituted within CHP), and each party hereto may take any action herein prohibited or omit to take action herein required to be performed by it, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived only by the written waiver of the party against whom such action or inaction may negatively affect, but, in any case, such consent or waiver shall only be effective in the specific instance and for the specific purpose for which given.

                 (e)     Headings.  The headings in this Agreement are
                         --------
for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

                 (f)     Severability.  If any term, provision, covenant
                         ------------
or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

CUSIP No.  913431-10-2                13D                Page 121 of 130 Pages

                 (g)     Counterparts.  This Agreement may be executed
                         ------------
in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 (h)     Specific Performance.  Each of the parties
                         --------------------
hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

                 (i)     Survival of Covenants.  All covenants,
                         ---------------------
agreements, representations and warranties made herein or in any other document referred to herein or delivered to a party pursuant hereto or in connection herewith shall survive the execution and delivery to such party of this Agreement and the Holdings Securities.

                 (j)     Legends.  All certificates evidencing Common
                         -------
Stock and Preferred Stock held by the Co-Investors shall bear a legend to the effect that the holders thereof are subject to the voting obligations as set forth in this Agreement.

CUSIP No.  913431-10-2                13D                Page 122 of 130 Pages

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                    CASTLE HARLAN PARTNERS III, L.P.

                                    BY:  CASTLE HARLAN INC.,
                                         its Investment Manager

                                    By:  ------------------------
                                         Name:
                                         Title:

                                    UNIVERSAL COMPRESSION
                                    HOLDINGS, INC.

                                    By:  ------------------------
                                         Name:
                                         Title:

                                    CO-INVESTORS
                                    ------------

                                    MELLON BANK, N.A., AS TRUSTEE
                                    FOR THE BELL ATLANTIC MASTER
                                    TRUST, AS DIRECTED BY BELL
                                    ATLANTIC CORPORATION


                                    By:  ------------------------
                                         Name:
                                         Title:

                                    FIRST UNION CAPITAL PARTNERS,
                                    INC.


                                    By:  ------------------------
                                         Name:
                                         Title:

                                    BT CAPITAL PARTNERS, INC.


                                    By:  ------------------------
                                         Name:
                                         Title:

CUSIP No.  913431-10-2                13D                Page 123 of 130 Pages

                                    WILMINGTON TRUST, AS TRUSTEE OF
                                    DU PONT PENSION TRUST


                                    By:  ------------------------
                                         Name:
                                         Title:

                                    BROWN UNIVERSITY THIRD
                                    CENTURY FUND


                                    By:  ------------------------
                                         Name:
                                         Title:

CUSIP No.  913431-10-2                13D                Page 124 of 130 Pages

                                   ANNEX I
                                   -------



Co-Investor               Number of Shares           Purchase Price
-----------               ----------------           --------------


                        Common    Preferred        Common    Preferred
                         Stock      Stock           Stock      Stock
                         -----      -----           -----      -----

Mellon Bank, N.A.,      32,000     128,000       $1,600,000  $6,400,000
as Trustee for the
Bell Atlantic Master
Trust

First Union Capital     32,000     128,000       $1,600,000  $6,400,000
Partners, Inc.

BT Capital Partners,    32,000     128,000       $1,600,000  $6,400,000
Inc.

Wilmington Trust, as    32,000     128,000       $1,600,000  $6,400,000
Trustee for Du Pont
Pension Trust

Brown University Third   2,000       8,000         $100,000    $400,000
Century Fund


CUSIP No.  913431-10-2                13D                Page 125 of 130 Pages

                                 ANNEX II
                                 --------

            Co-Investor                         Address
            ----------                          -------

Mellon Bank, N.A., as Trustee for       One Mellon Bank Center
the Bell Atlantic Master Trust          Room 3346
                                        Pittsburgh, PA 15258-0001
                                        Attention:  Robert F. Sass

                                        with a copy to:
                                        Bell Atlantic Management Company
                                        200 Park Avenue
                                        New York, NY 10166
                                        Attention:  A. Jay Baldwin,
                                        Conrad A. Francis and Bruce
                                        Francese, Esq.

                                        Ropes & Gray
                                        One International Place
                                        Boston, MA 02110
                                        Attention: Arthur G. Siler, Esq.

First Union Capital Partners, Inc.      One First Union Center
                                        301 South College Street
                                        Charlotte, NC 28288
                                        Attention:  James C. Cook

BT Capital Partners, Inc.               Mail Stop 2255
                                        130 Liberty Street
                                        New York, NY 10006
                                        Attention:  Gregory Chiate

Wilmington Trust, as Trustee for        Du Pont Pension Fund Investments
the Du Pont Pension Trust               Delaware Corporate Center
                                        1 Righter Parkway
                                        Wilmington, DE 19803
                                        Attention:  John Wolak

Brown University Third Century Fund     164 Angell Street
                                        Box C
                                        Providence, RI 02912
                                        Attention: James Kilpatrick

CUSIP No.  913431-10-2                13D                Page 126 of 130 Pages

                                    EXHIBIT 4

                        FIRST AMENDMENT TO VOTING AGREEMENT


            This FIRST AMENDMENT TO VOTING AGREEMENT (this "Amendment"), dated as of May 19, 2000, amending that certain Voting Agreement, dated as of February 20, 1998 (the "Voting Agreement"), is made and entered into by and among Universal Compression Holdings, Inc., a Delaware corporation ("Holdings"), Castle Harlan Partners III, L.P., a Delaware limited partnership ("CHP III"), and the undersigned (collectively, the "Co-Investors"). Capitalized terms used herein but not defined shall have the meanings set forth in the Voting Agreement.

                                   Recitals:
                                   ---------

            WHEREAS, Holdings desires to offer shares of its common stock, par value $.01 per share (the "Common Stock"), to the public in an initial public offering (the "Offering") and, in connection with the Offering, the Company desires to effect a recapitalization of its capital stock (the
"Recapitalization"); and

            WHEREAS, Holdings, CHP III and the Co-Investors entered into that certain Voting Agreement; and

            WHEREAS, in connection with the Recapitalization, Holdings, CHP III and the Co-Investors desire to amend the Voting Agreement upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

            1. The definition of "Holdings Securities" in Section 1 of the Voting Agreement is amended hereby by deleting the definition in its entirety and substituting therefor the following:

                  "Holdings Securities" shall mean the Common Stock and
                   -------------------
                  the Preferred Stock as collectively referred to herein and any and all securities of Holdings that may be issued in respect of, in exchange for or in the substitution of any shares of Common Stock or Preferred Stock."

            2. Effective as of the date of consummation of the Offering, the definition of "Change in Control" in Section 1 of the Voting Agreement is amended hereby by deleting the definition in its entirety and substituting therefor the following:

CUSIP No.  913431-10-2                13D                Page 127 of 130 Pages

            "Change in Control" shall mean any of the following:
             -----------------  (i) (a) CHP and the Affiliates of CHP shall cease to have the Beneficial Ownership, directly or indirectly, of equity securities of Holdings representing at least 30%
            (until Holdings' initial public offering of Common Stock has been consummated or, if no Change in Control has occurred prior thereto, 15% thereafter, in each case) of the total combined ordinary voting power of all equity securities of Holdings and

            (b) CHP and the Affiliates of CHP shall cease to own of record directly or through their partners or members equity securities of Holdings representing at least 10% of the total combined ordinary voting power of all equity securities of Holdings; (ii) the sole general partner of CHPIII shall be neither Castle Harlan
            Partners III GP, Inc. or an entity controlling, controlled by or under common control with Castle Harlan Partners III GP, Inc.; or
            (iii) all or substantially all the assets of Universal Compression, Inc. and its subsidiaries are directly or through transfer of equity interests transferred or otherwise disposed of in one or a series of related transactions to an entity in which CHP and its Affiliates fail to own the foregoing percentages, as appropriate, and after which Holdings ceases to own directly of indirectly substantially all equity interests of each entity acquiring such assets."

            3.   Section 2 of the Voting Agreement is amended hereby

                 (i) by deleting the introduction to Section 2 up to clause
(a) and substituting therefor the following:

            "From and after the date of this Agreement until the first to occur of a Change in Control or the expiration of three years following the end of the period following the consummation of an initial public offering of Common Stock during which the Co-Investors are restricted by agreement from selling their Holdings Securities, in the event that there shall be presented for a vote by the holders of Holdings Securities at any regular or special meeting of the stockholders of Holdings, or in any written consent executed by holders of Holdings Securities in lieu of such a meeting of stockholders, any matter, proposition or proposal related to any of:"

                  (ii) by deleting the parenthetical in the text thereof following clause (l); and

                  (iii) by adding to Section 2 the following:

            "As a condition to the transfer by a Co-Investor of any Holdings Securities to a Person not otherwise a party to this Agreement, or to a Voting Trust Agreement, which CHP or an Affiliate of CHP acts

CUSIP No.  913431-10-2                13D                Page 128 of 130 Pages

            as the voting trustee of Holdings Securities, such Co-Investor agrees to cause the transferee thereof to agree to be bound by this Agreement unless, in each case, following consummation of an initial public offering of Common Stock any of the following is applicable: (x) such transfer does not exceed, together with all other transfers of Holdings Securities (but excluding transfers pursuant to clause (y) below) for the account of such Co-Investor within the preceding three months, one percent of the issued and outstanding shares of Holding Securities as set forth in the most recent Form 10-K or Form 10-Q (or such successor forms thereto) filed by Holdings with the Securities and Exchange Commission or
            (y) such transfer is pursuant to a Demand Registration or Piggyback Registration as such terms are defined in Sections 1.1(a) and 1.2(a), respectively, of the Registration Rights Agreement, dated as of February 20, 1998, by and among Holdings, CHPIII, each other person or entity signatory thereto and each of the other Persons who becomes a party to such agreement after the date thereof."


                              [Signature Pages Follow]

CUSIP No.  913431-10-2                13D                Page 129 of 130 Pages

            IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.


                                   CASTLE HARLAN PARTNERS III, L.P.

                                   By: CASTLE HARLAN, INC.
                                   its Investment Manager


                                   By:
                                         -------------------------------------
                                   Name:
                                          ------------------------------------
                                   Title:
                                          ------------------------------------


                                   UNIVERSAL COMPRESSION HOLDINGS, INC


                                   By:
                                        --------------------------------------
                                   Name:
                                          ------------------------------------
                                   Title:
                                          ------------------------------------

CUSIP No.  913431-10-2                13D                Page 130 of 130 Pages

CO-INVESTORS

MELLON BANK, N.A., AS TRUSTEE FOR THE BELL ATLANTIC MASTER TRUST, AS DIRECTED BY BELL ATLANTIC CORPORATION, solely in its capacity as Trustee and not in its ndividual capacity

                                   By:
                                        -------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                        -------------------------------------

                                   FIRST UNION CAPITAL PARTNERS, INC.

                                   By:
                                        -------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                        -------------------------------------

                                   BT CAPITAL PARTNERS, INC.

                                   By:
                                        -------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                        -------------------------------------

                                   WILMINGTON TRUST, AS TRUSTEE OF
                                   DU PONT PENSION TRUST

                                   By:
                                        -------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                        -------------------------------------

                                   BROWN UNIVERSITY THIRD CENTURY FUND

                                   By:
                                        -------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                        -------------------------------------